UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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Matador Resources Company
(Name of Registrant as Specified In Its Charter)

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One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 1, 2017

To the Matador Resources Company Shareholders:

Please join us for the 2017 Annual Meeting of Shareholders of Matador Resources Company. The meeting will be held at the Westin Galleria, Dallas Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on Thursday, June 1, 2017, at 9:30 a.m., Central Daylight Time.

At the meeting, you will hear a report on our business and act on the following matters:

(1)	Election of the six nominees for director named in the attached Proxy Statement;

(2)	Approval of an amendment to Matador Resources Company’s amended and restated certificate of formation to (i) increase the amount of authorized shares of common stock from 120,000,000 shares to 160,000,000 shares and (ii) increase the total number of shares of capital stock that Matador Resources Company is authorized to issue to reflect such increase in the authorized shares of common stock;

(3)	Advisory vote to approve the compensation of our named executive officers as described in the attached Proxy Statement;

(4)	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and

(5)	Any other matters that may properly come before the meeting.

All shareholders of record at the close of business on April 7, 2017 are entitled to vote at the meeting or any postponement or adjournment of the meeting. A list of the shareholders of record is available at the Company’s offices in Dallas, Texas.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 21, 2017

YOUR VOTE IS IMPORTANT!

Whether or not you will attend the meeting, please vote as promptly as possible by using the Internet or telephone or by signing, dating and returning your proxy card to the address listed on the card.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Shareholders to Be Held on June 1, 2017:

Our Proxy Statement and the Annual Report to Shareholders for the fiscal year ended December 31, 2016 are available for viewing, printing and downloading at https://materials.proxyvote.com/576485.

i

Matador Resources Company

One Lincoln Centre

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

www.matadorresources.com

PROXY STATEMENT

For

ANNUAL MEETING OF SHAREHOLDERS

To Be Held on June 1, 2017

This Proxy Statement is being mailed on or about April 21, 2017 to the shareholders of Matador Resources Company (“Matador” or the “Company”) in connection with the solicitation of proxies by the Board of Directors (the “Board”) of the Company to be voted at the Annual Meeting of Shareholders of the Company to be held at the Westin Galleria, Dallas Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, on June 1, 2017, at 9:30 a.m., Central Daylight Time (the “Annual Meeting”), or at any postponement or adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. The address of the Company’s principal executive office is One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

If you are a shareholder of record, you may vote in person by attending the meeting, by completing and returning a proxy by mail or by using the Internet or telephone. You may vote your proxy by mail by marking your vote on the enclosed proxy card and following the instructions on the card. To vote your proxy using the Internet or telephone, see the instructions on the proxy form and have the proxy form available when you access the Internet website or place your telephone call.

The named proxies will vote your shares according to your directions. If you sign and return your proxy but do not make any of the selections, the named proxies will vote your shares: (i) FOR the election of the six nominees for director as set forth in this Proxy Statement, (ii) FOR the proposed amendment to the Company’s amended and restated certificate of formation to (A) increase the amount of authorized shares of common stock, $0.01 par value per share (“Common Stock”) from 120,000,000 shares to 160,000,000 shares and (B) increase the total number of shares of capital stock that the Company is authorized to issue to reflect such increase in the Company’s authorized common stock (the “Proposed Amendment”), (iii) FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement and (iv) FOR the ratification of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2017. The proxy may be revoked at any time before it is exercised by filing with the Company a written revocation addressed to the Corporate Secretary, by executing a proxy bearing a later date or by attending the Annual Meeting and voting in person.

The cost of soliciting proxies will be borne by the Company. In addition to the use of postal services and the Internet, proxies may be solicited by directors, officers and employees of the Company (none of whom will receive any additional compensation for any assistance they may provide in the solicitation of proxies) in person or by telephone.

The outstanding voting securities of the Company consist of Common Stock. The record date for the determination of the shareholders entitled to notice of and to vote at the Annual Meeting, or any postponement or adjournment thereof, has been established by the Board as the close of business on April 7, 2017 (the “Record Date”). As of the Record Date, there were 100,142,297 shares of Common Stock outstanding and entitled to vote.

The presence, in person or by proxy, of the holders of record of a majority of the outstanding shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. A holder of Common Stock will be entitled to one vote per share on each matter properly brought before the meeting. Cumulative voting is not permitted in the election of directors.

The proxy card provides space for a shareholder to abstain with respect to any or all nominees for the Board. The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes cast” means the number of votes cast “FOR” the election as a director of such nominee exceeds the number of votes cast “AGAINST” such nominee. See “Corporate Governance — Majority Vote in Director Elections” for additional information regarding election of directors.

The Proposed Amendment requires the affirmative vote of two-thirds of the outstanding shares of Common Stock. All other proposals require the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Shares held by a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against each proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully prior to voting. For more complete information regarding our 2016 performance, please review our Annual Report on Form 10-K for the year ended December 31, 2016.

2017 Annual Meeting of Stockholders

Date and Time: June 1, 2017, at 9:30 a.m., Central Daylight Time

Location: Westin Galleria, Dallas Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240

Record Date: April 7, 2017

Voting:	Shareholders as of the close of business on the Record Date are entitled to vote. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Voting Matters and Board Recommendation

Proposal	Board Recommendation
Election of Six Director Nominees (page 9)	FOR
Approval of the Proposed Amendment (page 29)	FOR
Advisory Vote to Approve Named Executive Officer Compensation (page 31)	FOR
Ratification of the Appointment of KPMG LLP as the Company’s Independent Registered Public Accounting Firm for 2017 (page 33)	FOR

2016 Business Highlights

In 2016, Matador achieved record oil, natural gas and average daily oil equivalent production. In addition, Matador increased its estimated total proved oil and natural gas reserves 24% as of December 31, 2016, as compared to December 31, 2015.

Business highlights achieved during 2016 include the following:

•	A 13% increase in oil production from 4.5 million barrels (“Bbl”) produced in 2015 to 5.1 million Bbl produced in 2016.

•	A 10% increase in natural gas production from 27.7 billion cubic feet (“Bcf”) of natural gas produced in 2015 to 30.5 Bcf of natural gas produced in 2016.

•

A 12% increase in average daily oil equivalent production from 24,955 barrels of oil equivalent (“BOE”) per day, including 12,306 Bbl of oil per day and 75.9 million cubic feet (“MMcf”) of natural gas per day, in 2015 to 27,813 BOE per day, including 13,924 Bbl of oil per day and 83.3 MMcf of natural gas per day, in 2016.

•

A net loss (GAAP) of $97.4 million and Adjusted EBITDA (non-GAAP) of $157.9 million for the year ended December 31, 2016. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA to our net loss and net cash provided by operating activities, see Schedule A to this Proxy Statement.

•

On March 11, 2016, we completed a public offering of 7,500,000 shares of our Common Stock. After deducting offering costs totaling approximately $0.8 million, we received net proceeds of approximately $141.5 million.

•

On December 9, 2016, we issued $175.0 million of our 6.875% senior unsecured notes due 2023 in a private placement. We received net proceeds from the issuance of the notes of $181.5 million, including the issue premium, but after deducting the initial purchasers’ discounts and estimated offering expenses and excluding accrued interest paid by buyers of the notes. Also on December 9, 2016, we completed a public offering of 6,000,000 shares of our Common Stock. After deducting offering costs totaling approximately $0.4 million, we received net proceeds of approximately $145.8 million.

Director Nominees (page 9)

Our Board currently has 12 members divided into three classes of directors, designated Class I, Class II and Class III. Directors are elected for three-year terms. The table below provides certain summary information about each nominee for director named in this Proxy Statement.

Name	Age	Director Since	Principal Occupation	Committee Memberships
Joseph Wm. Foran	64	2003	Chairman and CEO, Matador Resources Company	E, OP, P
Reynald A. Baribault*†	53	2014	Vice President / Engineering, NP Resources, LLC	A, C, CG, E, OP, P

R. Gaines Baty*	66	2016	CEO, R. Gaines Baty Associates, Inc.	C, CG
William M. Byerley*	63	2016	Retired Partner, PricewaterhouseCoopers (PwC)	A, CG
Julia P. Forrester*	57	2017	Associate Provost for Student Academic Services, Southern Methodist University	A, CG

Kenneth L. Stewart*	63	2017	Chair — United States, Norton Rose Fulbright US LLP	C, CG

†	Lead Independent Director
*	Independent Director
A	Audit Committee
C	Compensation Committee
CG	Corporate Governance Committee
E	Executive Committee
N	Nominating Committee
OP	Operations and Engineering Committee
P	Prospect Committee

Executive Compensation Highlights (page 36)

Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to increase year-over-year proved reserves, the ability to control unit production costs, level of job responsibility, industry experience and general professional growth.

Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Joseph Wm. Foran, our Chairman and Chief Executive Officer, and our other executive officers in contributing to the Company’s success in 2016. Accordingly, approximately 85% of Mr. Foran’s 2016 total compensation was performance based with approximately 45% of his total compensation consisting of long-term incentive awards. Details of our executive compensation are shown in the 2016 Summary Compensation Table on page 49.

INFORMATION ABOUT THE ANNUAL MEETING

We are furnishing you this Proxy Statement in connection with the solicitation of proxies by the Board to be used at the Annual Meeting and any adjournment thereof. The Annual Meeting will be held on Thursday, June 1, 2017, at 9:30 a.m., Central Daylight Time. We are sending this Proxy Statement to our shareholders on or about April 21, 2017.

All references in this Proxy Statement to “we,” “our,” “us,” “Matador” or the “Company” refer to Matador Resources Company, including our subsidiaries and affiliates.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the Annual Meeting notice, including the following:

•	the election of the six nominees for director named in this Proxy Statement;

•

the approval of an amendment to the Company’s amended and restated certificate of formation to (i) increase the amount of authorized shares of Common Stock from 120,000,000 to 160,000,000 shares and (ii) increase the total number of shares of capital stock that the Company is authorized to issue to reflect such increase in the Company’s authorized common stock (the “Proposed Amendment”);

•	an advisory vote to approve the compensation of our named executive officers as described herein;

•	the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017; and

•	any other matters that may properly come before the meeting.

What are the Board’s voting recommendations?

•	FOR the election of the six nominees for director named in this Proxy Statement;

•	FOR the Proposed Amendment;

•	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers; and

•	FOR the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

Who is entitled to vote?

Shareholders as of the close of business on April 7, 2017 are eligible to vote their shares at the Annual Meeting. As of the Record Date, there were 100,142,297 shares of our Common Stock outstanding. Each share of Common Stock is entitled to one vote at the Annual Meeting.

Why did I receive a Notice Regarding the Internet Availability of Proxy Materials in the mail instead of a full set of proxy materials?

Securities and Exchange Commission (“SEC”) rules allow companies to furnish proxy materials over the Internet. We have elected to send a separate Notice of Internet Availability of Proxy Materials (the “Notice”) to most of our shareholders instead of a paper copy of the proxy materials. This approach conserves natural resources and reduces the costs of printing and distributing our proxy materials while providing shareholders with a convenient way to access our proxy materials. Instructions on how to access the proxy materials over the Internet or to request a paper copy of proxy materials, including a proxy card or voting instruction form, may be found in the Notice. In addition, shareholders may request to receive future proxy materials in printed form by mail or electronically by email by following the instructions in the Notice. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

How do I vote?

You may:

•	attend the Annual Meeting and vote in person; or

•

dial the toll-free number listed on the Notice, proxy card or voting instruction form provided by your broker. Easy-to-follow voice prompts allow you to vote your shares and confirm that your voting instructions have been properly recorded. Telephone voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on May 31, 2017; or

•

go to the website www.proxyvote.com and follow the instructions, then confirm that your voting instructions have been properly recorded. If you vote using the website, you can request electronic delivery of future proxy materials. Internet voting will be available 24 hours a day and will close at 11:59 p.m., Eastern Daylight Time on May 31, 2017; or

•

if you received a paper copy of your proxy materials and elect to vote by written submission, mark your selections on the proxy card, date and sign it, and return the card in the pre-addressed, postage-paid envelope provided.

Why did I receive paper copies of proxy materials?

We are providing certain shareholders with paper copies of the proxy materials instead of a separate Notice. If you received a paper copy and would no longer like to receive printed proxy materials, you may consent to receive all future proxy materials electronically via email or the Internet. To sign up for electronic delivery, please follow the instructions provided in your proxy materials. When prompted, indicate that you agree to receive or access shareholder communications electronically in the future.

Will each shareholder in our household receive proxy materials?

Generally, no. To the extent you are receiving printed proxy materials, we try to provide only one set of proxy materials to be delivered to multiple shareholders sharing an address, unless you have given us other instructions. Any shareholder at a shared address may request delivery of single or multiple copies of printed proxy materials for future meetings by contacting us at:

Matador Resources Company

Attention: Corporate Secretary

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Email: investors@matadorresources.com

Telephone: (972) 371-5200

We undertake to deliver promptly, upon written or oral request, a copy of proxy materials to a shareholder at a shared address to which a single copy of the proxy materials was delivered. Requests should be directed to the Corporate Secretary at the address or phone number set forth above.

Who will be admitted to the Annual Meeting?

Admission to the Annual Meeting will be limited to our shareholders of record, persons holding proxies from our shareholders, beneficial owners of our Common Stock and our employees. If your shares are registered in your name, we will verify your ownership at the meeting in our list of shareholders as of the Record Date. If your shares are held through a broker, bank or other nominee, you must bring proof of your ownership of the shares. This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date. You may also send proof of ownership to us at Matador Resources Company, Attention: Corporate Secretary, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240, or email: investors@matadorresources.com before the Annual Meeting, and we will send you an admission card.

If I vote via telephone or the Internet or by mailing my Proxy Card, may I still attend the Annual Meeting?

Yes.

What if I want to change my vote?

You may revoke your proxy before it is voted by submitting a new proxy with a later date (by mail, telephone or Internet), by voting at the Annual Meeting or by filing a written revocation with our Corporate Secretary. Your attendance at the Annual Meeting will not automatically revoke your proxy.

What constitutes a quorum?

A majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum. If you vote by telephone or Internet or by returning your Proxy Card, you will be considered part of the quorum. The Inspector of Election will treat shares represented by a properly executed proxy as present at the meeting. Abstentions and broker non-votes will be counted for purposes of determining a quorum. A broker non-vote occurs when a nominee holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner.

How many votes will be required to approve a proposal?

The affirmative vote of a majority of the votes cast by holders of shares of Common Stock present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes” cast means the number of votes cast “FOR” such nominee exceeds the number of votes cast “AGAINST” such nominee.

The Proposed Amendment requires the affirmative vote of two-thirds of the outstanding shares of Common Stock.

With respect to all other matters, the affirmative vote of the holders of a majority of the shares of Common Stock, present in person or by proxy, and entitled to vote at the Annual Meeting, is required.

Shares cannot be voted at the Annual Meeting unless the holder of record is present in person or by proxy.

Can brokers who hold shares in street name vote those shares if they have received no instructions?

Under the rules of the New York Stock Exchange (“NYSE”), brokers may not vote the shares held by them in street name for their customers and for which they have not received instructions, except with respect to a routine matter. The only matter to be voted on at the Annual Meeting that is considered routine for these purposes is the ratification of the appointment of our independent registered public accounting firm. Accordingly, brokers may not vote your shares on any other matter if you have not given specific instructions as to how to vote. Please be sure to give specific voting instructions to your broker so that your vote will be counted.

How will you treat abstentions and broker non-votes?

Shares of a shareholder who abstains from voting on any or all proposals will be included for the purpose of determining the presence of a quorum. Other than with respect to the election of directors, an abstention will effectively count as a vote cast against each proposal. Broker non-votes on any matter, as to which the broker has indicated on the proxy that it does not have discretionary authority to vote, will be treated as shares not entitled to vote with respect to that matter. However, such shares will be considered present and entitled to vote for quorum purposes so long as they are entitled to vote on at least one other matter.

Who pays the solicitation expenses?

We will bear the cost of solicitation of proxies. Proxies may be solicited by mail or personally by our directors, officers or employees, none of whom will receive additional compensation for such solicitation. Those holding shares of Common Stock of record for the benefit of others, or nominee holders, are being asked to distribute proxy soliciting materials to, and request voting instructions from, the beneficial owners of such shares. We will reimburse nominee holders for their reasonable out-of-pocket expenses.

Where can I find the voting results of the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting, and we will publish final results in a Current Report on Form 8-K that will be filed with the SEC within four business days of the Annual Meeting. You may obtain a copy of this and other reports free of charge at www.matadorresources.com, by contacting our Investor Relations Department at (972) 371-5200 or investors@matadorresources.com or by accessing the SEC’s website at www.sec.gov.

Will the Company’s independent registered public accounting firm be available at the Annual Meeting to respond to questions?

Yes. The Audit Committee of the Board has approved KPMG LLP to serve as our independent registered public accounting firm for the year ending December 31, 2017. Representatives of KPMG LLP will be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Where can I contact the Company?

Our mailing address is:

Matador Resources Company

Attention: Corporate Secretary

5400 LBJ Freeway, Suite 1500

Dallas, Texas 75240

Our telephone number is (972) 371-5200.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board currently consists of 12 members. Our Board is divided into three classes of directors, designated Class I, Class II and Class III, with the term of office of each director ending on the date of the third annual meeting following the annual meeting at which such director’s class was elected. The number of directors in each class will be as nearly equal as possible. The current Class I directors are Ms. Julia P. Forrester and Messrs. William M. Byerley, Kenneth L. Stewart and George M. Yates. Ms. Forrester and Messrs. Byerley and Stewart were appointed to the Board following the 2016 Annual Meeting of Shareholders and are therefore Class I director nominees at the Annual Meeting, in each case, to hold office until the 2018 Annual Meeting of Shareholders or his or her earlier death, retirement, resignation or removal. Mr. Yates’ term as a director will continue until the 2018 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal. The Class II directors are Messrs. R. Gaines Baty, Craig T. Burkert and Gregory E. Mitchell and Dr. Steven W. Ohnimus. Mr. Baty was appointed to the Board following the 2016 Annual Meeting of Shareholders and is therefore a Class II director nominee at the Annual Meeting, to hold office until the 2019 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal. The terms of each of Messrs. Burkert and Mitchell and Dr. Ohnimus will continue until the 2019 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal. The Class III directors are Messrs. Joseph Wm. Foran, Reynald A. Baribault, Joe A. Davis and David M. Laney. The term of Messrs. Davis and Laney will expire at the Annual Meeting, creating two vacancies on the Board. Messrs. Foran and Baribault are the Class II director nominees at the Annual Meeting, in each case, to hold office until the 2020 Annual Meeting of Shareholders or his earlier death, retirement, resignation or removal.

The Board believes that each of the director nominees possesses the qualifications described below in “Corporate Governance — Board Committees — Nominating Committee.” That is, the Board believes that each nominee possesses: (i) deep experience at the policy making level in business, government or education; (ii) the availability and willingness to devote adequate time to Board duties; (iii) the character, judgment and ability to make independent analytical, probing and other inquiries; (iv) a willingness to exercise independent judgment along with a willingness to listen and learn from others; (v) business knowledge and experience that provides a balance with the other directors; (vi) financial independence; and (vii) with respect to incumbent directors, excellent past performance on the Board.

The information provided below is biographical information about each of the nominees, as well as a description of the experience, qualifications, attributes or skills that led the Board to conclude that the individual should be nominated for election as a director of the Company.

Nominees

Mr. Joseph Wm. Foran. Mr. Foran, age 64, founded Matador Resources Company in July 2003 and has served as Chairman of the Board, Chief Executive Officer and Secretary since our founding. He served as President from our founding until November 2013 and is also chair of the Board’s Executive Committee. Mr. Foran began his career as an oil and natural gas independent in 1983 when he and his wife, Nancy, founded Foran Oil Company with $270,000 in contributed capital from 17 of his closest friends and neighbors. Foran Oil Company was later contributed into Matador Petroleum Corporation upon its formation by Mr. Foran in 1988, and Mr. Foran served as Chairman and Chief Executive Officer of that company from inception until the time of its sale to Tom Brown, Inc. in June 2003 for an enterprise value of $388 million in an all-cash transaction. Under Mr. Foran’s guidance, Matador Petroleum realized a 21% average annual rate of return for its shareholders for 15 years. Mr. Foran is originally from Amarillo, Texas, where his family owned a pipeline construction business. From 1980 to 1983, he was Vice President and General Counsel of J. Cleo Thompson and James Cleo Thompson, Jr., Oil Producers. Prior to that time, he was a briefing attorney to Chief Justice Joe R. Greenhill of the Supreme Court of Texas. Mr. Foran graduated with a Bachelor of Science degree in Accounting from the University of Kentucky with highest honors and a law degree from the Southern Methodist University Dedman School of Law, where he was a Hatton W. Sumners scholar and the Leading Articles Editor of the Southwestern

Law Review. He is currently active as a member of various industry and civic organizations, including his church and various youth activities. In 2002, Mr. Foran was honored as the Ernst & Young “Entrepreneur of the Year” for the Southwest Region. As the founder, Chairman of the Board and Chief Executive Officer of Matador Resources Company, Mr. Foran has provided leadership, experience and long relationships with many of our shareholders.

Mr. Reynald A. Baribault. Mr. Baribault, age 53, was elected to our Board in June 2014 and currently serves as lead independent director and is chair of the Board’s Compensation Committee. He is Vice President / Engineering of NP Resources, LLC, a Denver-based exploration and production operator solely focused on the horizontal Bakken play in the North Dakota Williston Basin. In 2007, he co-founded NP Resources’ predecessor company, North Plains Energy, LLC, which developed and sold its North Dakota production and assets in 2012. In addition, he co-founded and serves as President and Chief Executive Officer of IPR Energy Partners, LLC, a Dallas-based oil and natural gas production operator with previous operations in Louisiana, Southeast New Mexico and North Central Texas and current operations in the Fort Worth Basin. Prior to co-founding North Plains Energy, NP Resources and IPR Energy Partners, Mr. Baribault served as Vice President, Supervisor and Petroleum Engineering Consultant of Netherland, Sewell & Associates, Inc. from 1990 to 2002. Mr. Baribault began his professional career with Exxon Company in 1985 and oversaw operations reservoir engineering matters for high-pressure natural gas fields in South Louisiana. Mr. Baribault received his Bachelor of Science degree in Petroleum Engineering from Louisiana State University in 1985 and is a Licensed Professional Engineer in the State of Texas. Mr. Baribault provides valuable insight to our Board on our drilling, completion and reservoir engineering operations, as well as growth strategies, midstream operations and administration.

Mr. R. Gaines Baty. Mr. Baty, age 66, was appointed to the Board in 2016. Mr. Baty is Founder and CEO of R. Gaines Baty Associates, Inc., an executive search firm he founded in 1982. Mr. Baty has over 30 years of experience as an executive search consultant. In this role, he has provided companies across the country and in a variety of industries, with executive search and advisory services. Mr. Baty has served as a two-term President of the Society of Executive Recruiting Consultants and a two-term President of the Independent Recruiter Group. Mr. Baty is also a published author. Mr. Baty received a Bachelor of Business Administration degree from Texas Tech University, where he was a letterman and captain of the football team. Mr. Baty’s experience and expertise in executive leadership and development provide our Board with an important and unique perspective on these matters, and Mr. Baty assists the Board and the Company with recruitment, board administration, compensation and growth strategies.

Mr. William M. Byerley. Mr. Byerley, age 63, was appointed to the Board in 2016 and is chair of the Board’s Audit Committee. Mr. Byerley retired from PricewaterhouseCoopers LLP (PwC) in 2014. From 1988 through 2014, Mr. Byerley was a Partner with PwC, serving as an Assurance Partner on various audit engagements primarily for energy sector clients. From 1988 through 1990, Mr. Byerley served in the PwC National Office Accounting Services Group. Mr. Byerley received a Bachelor of Business Administration degree in 1975 and his Master in Business Administration degree in 1976, both from Southern Methodist University. He is a licensed Certified Public Accountant. Mr. Byerley’s extensive experience in public accounting and longtime service to energy sector clients of PwC provide the Board with invaluable financial and accounting expertise, particularly for oil and natural gas companies, strong accounting and financial oversight and general knowledge of the industry.

Ms. Julia P. Forrester. Ms. Forrester, age 57, is Associate Provost for Student Academic Services at Southern Methodist University, a role she has held since June 2015. Her responsibilities in that role include oversight of International Student and Scholar Services, Study Abroad, the Center for Academic Development of Student Athletes, the President’s Scholars Program and the Hunt Leadership Scholars Program, among others. She has served in various administrative positions at SMU, including serving as Associate Dean for Academic Affairs for the 1995-1996 academic year and as Dean ad interim of the Dedman School of Law from June 2013 through June 2014. Ms. Forrester is also Professor of Law at SMU, having begun her teaching career at SMU in 1990 as an Assistant Professor. She previously practiced law with Thompson & Knight LLP. Ms. Forrester holds a Bachelor of Science degree in Electrical Engineering from the University of Texas at Austin, graduating with highest honors, and a law degree from the University of Texas School of Law, graduating with high honors. She is a member of the Order of the Coif, and she received the highest score in the state on the Texas bar exam following her graduation. Ms. Forrester’s academic and legal experience provide our Board with a unique perspective on the Company’s business and operations.

Mr. Kenneth L. Stewart. Mr. Stewart, age 63, is presently a Partner in, and holds the position of Chair —United States with, Norton Rose Fulbright US LLP, a Texas limited liability partnership, which constitutes the United States operations of Norton Rose Fulbright, an international legal practice with over 3,500 legal professionals in over 50 cities worldwide. Mr. Stewart began his legal career with Fulbright & Jaworski LLP, the predecessor to Norton Rose Fulbright US LLP, and previously held at differing times positions of Global Chair of the international organization, Managing Partner of the United States region, and Partner-in-Charge of the Dallas office. Prior to entering into full-time management for his firm in 2012, he engaged in a transactional legal practice, both domestic and international, focusing principally on merger, acquisition, financing and joint venture activities for both public and privately-held entities. Mr. Stewart has extensive experience representing and advising companies and their executive officers and boards of directors engaged in oil and natural gas exploration and midstream activities. Mr. Stewart graduated from the University of Arkansas School of Business in 1976 with a B.S.B.A in Accounting and was licensed as a Certified Public Accountant in Texas in 1981 (certificate now on non-practice status). He graduated with honors from Vanderbilt Law School in 1979 and was a member of the Order of the Coif. Mr. Stewart has been active in numerous civic and professional organizations in the Dallas area in the past, including among others, the Dallas Regional Chamber (board and executive committee), The Center for American and International Law (board and executive committee) and the Dallas Citizens Council. Mr. Stewart’s extensive experience representing public companies, and particularly oil and gas companies, along with his years of management experience, provide our Board with important legal, corporate governance and leadership insight.

Vote Required

The affirmative vote of a majority of the votes cast by holders of shares present in person or represented by proxy and entitled to vote on the election of directors at the Annual Meeting is required for the election of each nominee for director. With respect to the election of directors in an uncontested election, such as that being held at the Annual Meeting, “majority of the votes” cast means the number of votes cast “FOR” the election as a director of such nominee exceeds the number of votes cast “AGAINST” such nominee. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum.

The Board of Directors recommends that you vote FOR each of the nominees.

Directors Continuing in Office

Biographical information for our directors who are continuing in office is provided below.

Mr. Craig T. Burkert. Mr. Burkert, age 60, was elected to the Board in 2016 and is chair of the Board’s Corporate Governance Committee. With over 30 years of experience in distribution businesses, he currently serves as the Chief Financial Officer of ROMCO Equipment Co., a dealer of heavy construction equipment that serves customers in a variety of sectors throughout most of Texas. Mr. Burkert joined ROMCO in 1984 as a Product Manager, later serving as a Branch Manager from 1986 to 1989 and as General Manager from 1989 to 1994. In 1994 he left ROMCO to start a dealership in the lift truck industry in New England, but he returned to ROMCO in 2003 to take on his current position of Chief Financial Officer, where he is responsible for all financial, administrative and technology aspects of the company. Mr. Burkert received a Bachelor of Science degree in Electrical Engineering and Computer and Information Systems from Tulane University. He also holds a Master in Business Administration degree from Harvard Business School. Mr. Burkert has been involved with Matador since its inception. He has served on the Shareholder Advisory Committee for Board Nominations since 2014, has acted as a special advisor to the Company for midstream related matters and is an active participant in shareholder meetings and various Board activities. Mr. Burkert’s accounting and financial knowledge and leadership experience, coupled with his familiarity with the operations and corporate governance of the Company, provide our Board with a valuable perspective on these matters and other business issues.

Mr. Gregory E. Mitchell. Mr. Mitchell, age 65, joined our Board in June 2011 and is chair of the Board’s Nominating Committee. With 47 years of grocery and petroleum retailing experience, he is currently Chairman of Toot’n Totum Food Stores, LLC, his family company located in Amarillo, Texas. For more than 20 years, he served as President and Chief Executive Officer of Toot’n Totum, until transitioning to the role of Chairman in November 2016. The company, founded in 1950, consists of over 100 convenience stores, car washes, lube centers and check cashing locations, with an employee base of over 1,000 team members in the organization. His experience within the petroleum industry includes extensive negotiations with various major refiners in the United States. A 1973 graduate of the University of Oklahoma with a Bachelor of Business Administration degree, Mr. Mitchell was appointed by former Governor William Clements to the Texas Higher Education Coordinating Board, where he served from 1987 through 1993. Additionally, he has served as Chairman of the Amarillo Chamber of Commerce, Chairman of the United Way of Amarillo and Canyon, Chairman of the Harrington Foundation and President of the Amarillo Area Foundation. Mr. Mitchell is a former director of the Holding Committee of Amarillo National Bank, former board member of Cal Farley’s Boys Ranch and former Chairman of the Cal Farley’s Boys Ranch Foundation. Mr. Mitchell’s experience as President and Chief Executive Officer of his large family business provides our Board with extensive business, strategic and executive leadership experience.

Dr. Steven W. Ohnimus. Dr. Ohnimus, age 70, was first elected to our Board in January 2004 and is chair of the Board’s Operations and Engineering Committee. He spent his entire professional career from 1971 to 2000 with Unocal Corporation, an integrated energy company. From 1995 to 2000, he was General Manager — Partner Operated Ventures, where he represented Unocal’s non-operated international interests at board meetings, management committees and other high level meetings involving projects in the $200 million range in countries such as Azerbaijan, Bangladesh, China, Congo, Myanmar and Yemen. From 1994 to 1995, Dr. Ohnimus was General Manager of Asset Analysis, where he managed and directed planning, business plan budgeting and scenario plans for the domestic and international business unit with an asset portfolio totaling $5.5 billion. From 1990 to 1994, Dr. Ohnimus was Vice President and General Manager, Unocal Indonesia, located in Balikpapan, operating five offshore fields and one onshore liquid extraction plant and employing 1,200 nationals and 50 expatriates. From 1989 to 1990, he served as Regional Operations Manager in Anchorage, Alaska, and from 1988 to 1989, he was District Operations Manager in Houma, Louisiana. From 1981 to 1988, Dr. Ohnimus was in various management assignments in Houston and Houma, Louisiana, and from 1971 to 1981 he handled various technical assignments in reservoir engineering, production and drilling in the Gulf Coast area (Houston, Van, Lafayette and Houma). From 1975 to 1979, Dr. Ohnimus was Assistant Professor of Petroleum

Engineering at the University of Southwest Louisiana (now University of Southern Louisiana) where he taught eleven undergraduate and graduate night classes. In 1980, he taught drilling seminars at the University of Texas Petroleum Extension Service of the International Association of Drilling Contractors (IADC). Dr. Ohnimus has authored several published papers concerning reservoir recompletion and increased recovery. He received his Bachelor of Science degree in Chemical Engineering from the University of Missouri at Rolla in 1968, a Master of Science degree in Petroleum Engineering from the University of Missouri at Rolla in 1969 and a PhD degree in Petroleum Engineering from the University of Missouri at Rolla in 1971. Dr. Ohnimus served as a director of the American Petroleum Institute in 1978 and 1979, served as Session Chairman for the Society of Petroleum Engineers’ Annual Convention in 1982, was the Evangeline Section Chairman of the Society of Petroleum Engineers in 1978 and 1979 and served as President of the Unocal Credit Union from 1986 to 1988. In 2007, he was elected President of the Unocal Gulf Coast Alumni Club, which reports through the Chevron Retirees Association, for which Dr. Ohnimus is a director. Effective July 2015, Dr. Ohnimus assumed the position of South Texas Area Vice President of the Chevron Retirees Association. From 2008 to 2009, Dr. Ohnimus served as the vice chairman of the advisory board of Western Standard Energy Corp. (OTCBB: WSEG), an oil and natural gas exploration company. Due to his long oil and natural gas industry career and significant operational and international experience, Dr. Ohnimus provides valuable insight to our Board on our drilling and completion operations and management, as well as providing a global technology and operations perspective.

Mr. George M. Yates. Mr. Yates, age 70, joined our Board in April 2015 in accordance with the terms of the February 2015 merger with Harvey E. Yates Company (the “HEYCO Merger”). See “Transactions with Related Persons” below. He is Chairman and Chief Executive Officer of HEYCO Energy Group, Inc., an oil and natural gas exploration and production business based in Dallas with additional offices in Roswell, New Mexico. HEYCO Energy Group, Inc. was the sole shareholder of Harvey E. Yates Company prior to the HEYCO Merger. Mr. Yates is a New Mexico native and graduated from the New Mexico Military Institute in Roswell in 1964 and from the University of Texas at Austin with a Bachelor of Business Administration Degree in January 1969. He is also a graduate of the Owners/Presidents Management Program at Harvard Business School. He has been President of the New Mexico Landmen’s Association and the Independent Petroleum Association of New Mexico. He is past Chairman of the Board of Directors of Mountain States Legal Foundation of Denver, Colorado and the Environmental Issues Council based in Washington, D.C. He is also past Chairman of the Independent Petroleum Association of America and the Natural Gas Council. He served as Chairman of the board of directors of the Business and Industrial Political Action Committee (BIPAC) based in Washington, D.C. and as President of the Twenty-Five Year Club of the Petroleum Industry. He is currently a member of the National Petroleum Council. In 2004, Mr. Yates received the prestigious “Roughneck of the Year” award sponsored by Lone Star Steel Company. He was inducted into the Rocky Mountain Oil and Gas Hall of Fame in 2009. In 2015, Mr. Yates was inducted into the New Mexico Military Institute Hall of Fame. As a proven oil and natural gas executive, Mr. Yates provides our Board with decades of experience and tremendous knowledge with respect to the Delaware Basin and the assets acquired by Matador in the HEYCO Merger.

Special Board Advisors

In addition to our Board, we have nine individuals with significant oil and natural gas experience or legal, accounting or other business experience who advise our Board on various matters. From time to time, we enter into various agreements with these individuals with respect to their service as special advisors to our Board. Their business histories are described below:

Mr. Ronald F. Coleman. Mr. Coleman retired in 2014 from his joint role at Archer Limited as Executive Vice President and President — North America. He serves on the board of directors of Goodrich Petroleum Corporation. Mr. Coleman had joined the global oil services company in 2012 and was responsible for the integration of multiple product service lines as part of a significant geographic expansion for Archer. He had previously served as Chief Operating Officer and Executive Vice President of Select Energy Services, a position he held from January 2011 to December 2011. He joined Select Energy following 33 years with BJ Services Company, where he held various roles including Vice President — North America Pumping from 2007 to 2010 and Vice President — Operations (United States and Mexico) from 1998 to 2007. Mr. Coleman received a Bachelor of Business Administration degree from the University of Texas Permian Basin in 1993.

Mr. Marlan W. Downey. Mr. Downey worked for Shell Oil Company, an integrated energy company, from 1957 to 1987. In 1977, he moved to Shell Oil’s International Exploration & Production business and became Vice President of Shell, and then President of Shell Oil’s newly-formed international subsidiary, Pecten International, retiring in 1987. Mr. Downey joined ARCO International in 1990 as Senior Vice President of Exploration, becoming President of ARCO International and then Senior Vice President and Executive Exploration Advisor to ARCO. Mr. Downey retired from ARCO in 1996. He serves on the board of TransAtlantic Petroleum Ltd., an international oil and natural gas company. Mr. Downey is a founder and director of Foundation Energy, a company that purchases and operates producing oil and natural gas properties. He is a fellow of the American Association for the Advancement of Science. He is an elected fellow of the Geological Society in London. Mr. Downey is past President of the American Association of Petroleum Geologists (AAPG) and has served as Bartell Professor and Chief Scientist — Sarkeys Energy Center at the University of Oklahoma. Mr. Downey is the 2009 recipient of the AAPG’s Sidney Powers Medal, which is the highest honor awarded by the AAPG. He is active in several scientific organizations and serves on the board of Berkeley Earth, a non-profit organization. Mr. Downey received a Bachelor of Arts degree in Chemistry in 1952 at Peru State College in Nebraska. He served in the U.S. Army in Korea and the Philippines, then enrolled at the University of Nebraska, and received a Bachelor of Science degree in 1956 and a Master of Science degree in Geology in 1957. Mr. Downey previously served on Matador Petroleum Corporation’s board of directors. He has served as a special advisor to the Board since our inception in July 2003 and currently serves as chair of the Board’s Prospect Committee.

Ms. Tara W. Lewis. Ms. Lewis presently serves as a consultant to HEYCO Energy Group, Inc., previously serving as Vice President from 1998 to 2015. She previously served as Director of Internal Audit and Business Analysis at Apache Corporation and, prior to that role, spent more than 10 years with PwC, ultimately serving as Senior Tax Manager with the World Petroleum Group from 1993 to 1997. She also worked as a Resident Tax Specialist for the Independent Petroleum Association of America (IPAA) from 1991 to 1993. Ms. Lewis is Chairman of the International Committee of IPAA and serves on various civic boards, including The Arts Community Alliance (TACA) and Dallas Children’s Theater. Ms. Lewis is a licensed Certified Public Accountant in the State of Texas. She received a Bachelor of Arts degree from Rice University and a law degree from the University of Houston Law School.

Mr. Wade I. Massad. Mr. Massad served as a consultant to the Company and a special advisor to the Board from 2010 to December 2011, when he was elected Executive Vice President — Capital Markets of the Company. He held that role until July 2012, when he resumed his role as a consultant to the Company and as a special advisor to the Board, pursuant to a consulting agreement entered into in August 2012. Mr. Massad is the Co-Founder and Co-Managing Member of Cleveland Capital Management L.L.C., a registered investment advisor and General Partner of Cleveland Capital L.P., a private investment fund focused on micro-cap public and private equity securities, established in October 1996. Previously, Mr. Massad was an investment banker with Keybanc Capital Markets and RBC Capital Markets, where he was the head of U.S. equity institutional sales from 1997 to 1998 and the head of U.S. Capital Markets business from 1999 to 2003. He also served on the firm’s executive committee. Mr. Massad serves on the board of the Investors Exchange Group, Inc. (IEX). Mr. Massad received a Bachelor of Arts in business management from Baldwin-Wallace University in 1989 and currently serves on its Board of Trustees.

Mr. Greg L. McMichael. Mr. McMichael served as a member of the Board of Matador Resources Company from 2004 to 2008. He presently serves on the board of directors for Denbury Resources, Inc. (NYSE: DNR). Mr. McMichael retired in October 2004 as Vice President and Group Leader — Energy Research, of A.G. Edwards, Inc. In that capacity, he was responsible for overseeing all of the firm’s equity research in the Energy Sector, including integrated oils, exploration and production, oil service and master limited partnerships. Prior to joining A.G. Edwards, Mr. McMichael served as Managing Director of Equity Research at Hanifen, Imhoff, Inc., a Denver-based regional investment firm. He had previously served as Chief Executive Officer of a private oil and natural gas acquisition and production company he co-founded in 1987. Mr. McMichael is a member of the

National Association of Corporate Directors, where he is currently a Leadership Fellow and serves on the board of the Colorado chapter. Mr. McMichael received a Bachelor of Arts degree in Political Science and Economics from Schiller International University (London) in 1973.

Mr. David F. Nicklin. Mr. Nicklin joined Matador Resources Company in February 2009 as Executive Director of Exploration after working with the Company as a consultant since November 2007. He retired from his position as Executive Director of Exploration on March 31, 2015 but continues to serve the Company as a consultant and special advisor to the Board. From January 2000 until he joined Matador in 2009, Mr. Nicklin provided executive level consulting services to a variety of clients. In 2006, Mr. Nicklin co-founded and currently leads a small, private oil and natural gas company, Salt Creek Petroleum LLC and its sister company Salt Creek Resources LLC. Salt Creek owns small, non-operated interests in a variety of onshore oil and natural gas fields in the United States. In 2000, Mr. Nicklin founded and led for three years a private oil and natural gas exploration company, Serica Energy, which is now a public company with assets in the United Kingdom, Ireland, Namibia and Morocco. Between 1981 and 2000, Mr. Nicklin was an employee of ARCO, where he participated in and led several international exploration teams, particularly in the Middle East, southeast Asia and Australasia. In 1991, he became the Chief Geologist for ARCO, a position he held until his retirement in 2000. In this position, Mr. Nicklin was responsible for the quality of the geological effort at ARCO, in particular, ensuring the application of state-of-the-art geological technology, the company’s risk management process, the selection of new ventures and the high-grading of a large geoscience staff. Throughout his career at ARCO, Mr. Nicklin was closely involved with the successful exploration for and development of a number of large oil and natural gas discoveries. Prior to joining ARCO, Mr. Nicklin was a senior development and operations geologist in a variety of positions in the United Kingdom, Angola, Norway and the Middle East. He was a specialist in well-site operations and provided training in operations to entry-level personnel. Mr. Nicklin was born in the United Kingdom and received a Bachelor of Science degree with honors in Geology from the University of Wales in 1971. He is an active member of the AAPG, Society of Independent Professional Earth Scientists (SIPES) and various other professional groups.

Dr. James D. Robertson. Dr. Robertson is a founder and co-managing partner of Salt Creek Petroleum, LLC, a privately-held company that explores for and produces oil and natural gas in conventional onshore plays in Texas. He is also founder and owner of Rannoch Petroleum LLC, an oil and natural gas investment and consulting firm based in Fort Worth, Texas. Prior to becoming an independent petroleum explorer, Dr. Robertson worked for ARCO for 25 years, serving as Vice President of Exploration for ARCO’s international division prior to his retirement from ARCO upon its acquisition by BP plc in 2000. Dr. Robertson has served as president of the Society of Exploration Geophysicists, chairman of the Fort Worth Chapter of SIPES and as a national director of SIPES from 2012 to 2013. He is a licensed professional geoscientist in the State of Texas. Dr. Robertson received a Bachelor of Science degree in geological engineering from Princeton University and a PhD in geophysics from the University of Wisconsin.

Mr. James A. Rolfe. Mr. Rolfe is a solo legal practitioner. Until 2015, he served as Of Counsel with Kendall Law Group, a Dallas, Texas law firm specializing in litigation that he joined in 2009. From 2005 to 2009, Mr. Rolfe served as Of Counsel with Fitzpatrick Hagood Smith & Uhl LLP, a boutique litigation firm. He worked as a sole practitioner in private practice from 1985 to 2005. From 1981 to 1985, Mr. Rolfe served as United States Attorney for the Northern District of Texas, having been appointed to that position by President Reagan. From 1979 to 1981, he worked in private practice following his service as Assistant United States Attorney for the Northern District of Texas, a position he held from 1973 to 1979. Mr. Rolfe was Assistant District Attorney for Dallas County from 1969 to 1973. He began his public service in the role of Assistant City Attorney for the City of Dallas, which position he held from 1968 to 1969. Mr. Rolfe served in the United States Army from 1959 to 1962. He received a Bachelor of Arts degree from Austin College in 1965 and received its Distinguished Alumnus Award in 2000. He received his law degree from the University of Texas at Austin in 1968.

Mr. Michael C. Ryan. Mr. Ryan served as a member of the Board of Matador Resources Company from February 2009 to June 2015. Prior to joining the Board, he served as an advisor to the Financial Committee and frequently participated in Board planning and strategy sessions. Mr. Ryan is a private investor. From October 2004 to December 2015, he was a Partner and member of the Investment Committee at Berens Capital Management LLC, an investment firm based in New York. From February 1998 to June 2004, he worked with Goldman, Sachs & Co., a global investment banking and securities services firm, leading its West Coast international institutional equities business. In this role, he developed and built a team of professionals to advise large institutional clients on their global investment decisions. From 1995 to 1998, Mr. Ryan lived in Oslo, Norway, where he was a Partner at Pareto Securities, a Scandinavian-based securities firm where he led and built the institutional equities business into the United States and United Kingdom. From 1991 to 1994, Mr. Ryan represented multiple eastern European governments in the preparation, negotiation and sale of many of their largest state-owned companies. He began his career with Honeywell, Inc., which invents and manufactures technologies, including in the safety, security and energy areas, in 1983, working in the Systems and Research Center, which focused on advanced weapons development programs. Mr. Ryan received a Master of Business Administration degree from The Wharton School at the University of Pennsylvania in 1991 and a Bachelor of Science degree from the University of Minnesota in 1983.

CORPORATE GOVERNANCE

The business affairs of Matador are managed under the direction of the Board in accordance with the Texas Business Organizations Code, the Company’s Amended and Restated Certificate of Formation and its Amended and Restated Bylaws, each as amended to date. The Board has adopted Corporate Governance Guidelines, which are reviewed annually by the Corporate Governance Committee of the Board. The Company has a Code of Ethics and Business Conduct for Officers, Directors and Employees (“Code of Ethics”), which is applicable to all officers, directors and employees of the Company. The Company intends to post any amendments to, and may post any waivers of, its Code of Ethics on the Company’s website to the extent applicable to an executive officer or a director of the Company. The Corporate Governance Guidelines and the Code of Ethics are available on the Company’s website at www.matadorresources.com under the heading “Investors — Corporate Governance.”

The Board holds regular and special meetings and spends such time on the affairs of the Company as its duties require. During 2016, the Board held 13 meetings. The Board also meets regularly in non-management executive sessions in accordance with NYSE regulations. The Corporate Governance Guidelines provide that one of the Company’s independent directors should serve as lead independent director at any time when the chief executive officer serves as the chairman of the board. The lead independent director presides over the non-management executive sessions, serves as a liaison between the chairman and the independent directors and performs such additional duties as the Board may otherwise determine and delegate. Because Mr. Foran serves as Chairman of the Board and Chief Executive Officer, our independent directors have appointed Mr. Baribault to serve as lead independent director. In 2016, all directors of the Company attended at least 75% of the meetings of the Board and the committees on which they served. Our Company policy states that each of our directors is expected to attend Annual Meetings of Shareholders. All of our directors were in attendance at the 2016 Annual Meeting.

Independence of Directors

The Board makes all determinations with respect to director independence in accordance with the NYSE listing standards and the rules and regulations promulgated by the SEC. The actual determination of whether a director is independent is made by the Board on a case-by-case basis.

In connection with its preparation for the Annual Meeting, the Board undertook its annual review of director independence and considered transactions and relationships between each director or any member of his or her immediate family and the Company and its subsidiaries and affiliates. In making its determination, the Board applied the NYSE listing standards and SEC rules and regulations.

The Board reviewed the independence of our directors and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. After this review, our Board determined that 10 of our 12 current directors are “independent directors” as defined under the rules of the SEC and the NYSE: Ms. Forrester, Messrs. Baribault, Baty, Burkert, Byerley, Davis, Laney, Mitchell and Stewart and Dr. Ohnimus. No member of or nominee for our Board has a family relationship with any executive officer or other members of our Board.

Majority Vote in Director Elections

On December 21, 2016, the Board of Directors amended the Company’s Amended and Restated Bylaws (as so amended, the “Bylaws”) to implement a majority voting standard in uncontested director elections. Pursuant to the Bylaws, in an election of directors at a meeting of shareholders at which a quorum is present, (i) if the number of nominees exceeds the number of directors to be elected (a “contested election”), directors shall be elected by a plurality of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting and (ii) in an election of directors that is not a contested election (an “uncontested election”), such as that being held at the Annual Meeting, directors shall be elected by a majority of the votes cast by the holders of shares present in person or represented by proxy and entitled to vote on the election of directors at such meeting. For purposes of the Bylaws, in an uncontested election, a “majority of the votes cast” means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Prior to the amendment of the Bylaws, directors were elected by a plurality of the votes cast, whether or not the election was a contested election.

In connection with the amendment to the Bylaws, the Board approved and adopted an amendment to the Company’s Corporate Governance Guidelines to implement a resignation policy for directors who fail to receive the required number of votes in an uncontested election in accordance with the Bylaws. Pursuant to the Guidelines, as amended, in an uncontested election, any nominee for director who receives a greater number of votes “against” his or her election than votes “for” such election (a “majority against vote”) shall promptly tender his or her resignation following certification of the shareholder vote.

The Nominating Committee shall promptly consider the resignation offer, and a range of possible responses based on the circumstances that led to the majority against vote, if known, and make a recommendation to the Board concerning whether to accept or reject such resignation. The Board shall act on the Nominating Committee’s recommendation and publicly disclose its decision with respect to such resignation offer within 90 days following certification of the shareholder vote. The resignation, if accepted by the Board, will be effective at the time specified by the Board when it determines to accept the resignation, which effective time may be deferred until a replacement director is identified and appointed to the Board.

Board Leadership Structure

Mr. Foran serves as Chairman of the Board and Chief Executive Officer of the Company. As stated in the Corporate Governance Guidelines, the Board does not believe that the offices of Chairman of the Board and Chief Executive Officer must be separate. The members of the Board possess experience and unique knowledge of the challenges and opportunities the Company faces. They are, therefore, in the best position to evaluate the current and future needs of the Company and to judge how the capabilities of the directors and senior managers can be most effectively organized to meet those needs. Given his deep knowledge of the Company and experience in leading it, the Board currently believes that the most effective leadership structure for the Company is to have Mr. Foran serve as Chairman of the Board and Chief Executive Officer.

While Mr. Foran serves as Chairman and Chief Executive Officer, 10 of 11 of our non-employee directors are independent under the rules of the SEC and the NYSE. After considering the recommendations of our Compensation Committee, the independent directors determine Mr. Foran’s compensation. Further, the Company has five standing committees and a lead independent director, who is currently Mr. Baribault. The Board believes that each of these measures counterbalances any risk that may exist in having Mr. Foran serve as Chairman and Chief Executive Officer. For these reasons, the Board believes that this leadership structure is effective for the Company.

As lead independent director, Mr. Baribault has the following roles and responsibilities:

•	he chairs the executive sessions of the non-management and independent directors;

•	he leads the independent directors in the evaluation of the Chief Executive Officer;

•	he facilitates communication among the non-management and independent directors; and

•	he acts as a liaison between the non-management and independent directors and the Chief Executive Officer.

Mr. Baribault, as lead independent director, may also perform such other duties as the Board or the Corporate Governance Committee from time to time may assign, which may include, but are not limited to, the following:

•	help develop Board agendas and ensure critical issues are included;

•	determine quality, quantity and timeliness of information from management;

•	make recommendations about retaining consultants or special advisors for the Board;

•	interview Board candidates;

•	oversee Board and director evaluations; and

•	help improve communications and processes by and between management and the Board and the Chief Executive Officer.

Board Committees

The standing committees of the Board are the Audit Committee; Compensation Committee; Corporate Governance Committee; Executive Committee; and Nominating Committee. The Board has also established the following advisory committees: Operations and Engineering Committee and Prospect Committee. Each of the standing committees is governed by a charter, and a copy of the charters of each of these committees is available on the Company’s website at www.matadorresources.com under the heading “Investors — Corporate Governance.” Director membership of all of our standing and advisory committees is identified below, as of April 7, 2017.

Director	Audit Committee	Compensation Committee	Corporate Governance Committee	Executive Committee	Nominating Committee	Operations and Engineering Committee	Prospect Committee
Joseph Wm. Foran				**		*	*
Reynald A. Baribault	*	**	*	*		*	*
R. Gaines Baty		*	*
Craig T. Burkert	*	*	**		*
William M. Byerley	**		*
Joe A. Davis		*	*
Julia P. Forrester	*		*
David M. Laney			*
Gregory E. Mitchell		*	*		**
Steven W. Ohnimus	*	*	*		*	**	*
Kenneth L. Stewart		*	*
George M. Yates				*		*	*

*	Member
**	Chair

Audit Committee

The Audit Committee assists the Board in monitoring:

•	the integrity of our financial statements and disclosures;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent auditor;

•	the performance of our internal audit function and our independent auditor; and

•	our internal control systems.

In addition, the Audit Committee is charged with review of compliance with our Code of Ethics.

During 2016, the Audit Committee met six times and as of April 7, 2017 consisted of Ms. Forrester, Messrs. Baribault, Burkert and Byerley and Dr. Ohnimus, each of whom is independent under the rules of the SEC and the NYSE. Mr. Byerley is the chair of the Audit Committee. SEC rules require a public company to disclose whether or not its audit committee has an “audit committee financial expert” as defined by applicable SEC rules and regulations. Our Board has determined that each of Messrs. Byerley and Burkert is an “audit committee financial expert.”

Compensation Committee

The Nominating, Compensation and Planning Committee was formed by the Board on October 12, 2011 and operated pursuant to its charter until June 9, 2016. At that time, the Board determined that it was in the best interests of the Company and its shareholders to segregate the responsibilities of the Nominating, Compensation and Planning Committee into two distinct committees — the Compensation Committee and the Nominating Committee. Effective June 9, 2016, the Board reconstituted the Nominating, Compensation and Planning Committee as the Compensation Committee and established a separate Nominating Committee. Each of the Compensation Committee and the Nominating Committee has a distinct charter governing its operation and establishing its authority and responsibilities.

The Compensation Committee has the following responsibilities:

•	assists the Board and the independent members of the Board in the discharge of their fiduciary responsibilities relating to the fair and competitive compensation of our executive officers;

•	provides overall guidance with respect to the establishment, maintenance and administration of our compensation programs, including stock and benefit plans;

•	oversees and advises the Board and the independent members of the Board on the adoption of policies that govern our compensation programs; and

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recommends to the Board the strategic, tactical and performance goals of the Company, including those performance and tactical goals that relate to performance-based compensation, including but not limited to goals for production, reserves, cash flows and shareholder value.

The Compensation Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members.

As of April 7, 2017, the Compensation Committee consisted of Messrs. Baribault, Baty, Burkert, Davis, Mitchell and Stewart and Dr. Ohnimus, each of whom is independent under the rules of the SEC and the NYSE, a “non-employee director” pursuant to Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and an “outside director” pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Mr. Baribault is the chair of the Compensation Committee. During 2016, the Compensation Committee met seven times and its predecessor committee, the Nominating, Compensation and Planning Committee, also met seven times.

Nominating Committee

The Nominating Committee has the following responsibilities:

•	identifies and recommends to the Board individuals qualified to be nominated for election to the Board; and

•	recommends to the Board the members and chair of each committee of the Board.

The Nominating Committee has the authority to delegate authority and responsibilities to subcommittees of its members, so long as the subcommittee consists of at least two members.

As of April 7, 2017, the Nominating Committee consisted of Messrs. Mitchell and Burkert and Dr. Ohnimus, each of whom is independent under the rules of the SEC and the NYSE. Mr. Mitchell is the chair of the Nominating Committee. During 2016, the Nominating Committee met four times and its predecessor committee, the Nominating, Compensation and Planning Committee, met seven times.

The Board has also established a Shareholder Advisory Committee for Board Nominations that is charged with receiving and considering possible nominees for election to the Board by shareholders. Pursuant to the Shareholder Advisory Committee for Board Nominations charter, this committee is comprised of eight to 12 persons selected by the Nominating Committee and consists of at least:

•	two members of the Nominating Committee;

•	two former members of or special advisors to the Board;

•

two shareholders who beneficially own Common Stock having a market value of at least $1.0 million (such value to be based on the market value of the Common Stock immediately prior to designation of such shareholders to the Shareholder Advisory Committee for Board Nominations); and

•	two shareholders who have beneficially owned Common Stock continuously for at least the five years prior to such shareholder’s designation to the Shareholder Advisory Committee for Board Nominations.

The current members of the Shareholder Advisory Committee for Board Nominations are Messrs. Burkert, McMichael, Mitchell and Ryan and Dr. Ohnimus, J. Barry Banker, Kevin M. Grevey and Scott E. King.

The Shareholder Advisory Committee for Board Nominations makes recommendations based on its conclusions to the Nominating Committee for its consideration and review.

The Nominating Committee and the Shareholder Advisory Committee for Board Nominations consider individuals recommended by the Company’s shareholders to serve on the Board. In considering candidates submitted by shareholders, the Shareholder Advisory Committee for Board Nominations and the Nominating Committee take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Shareholder Advisory Committee for Board Nominations and the Nominating Committee, a shareholder must submit the recommendation in writing and must include the following information:

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The name and address of the shareholder, evidence of the person’s ownership of Common Stock or derivatives, including the number of shares owned, a description of all arrangements or understandings regarding the right to vote shares of the Company, any short interest in any security of the Company, any rights to dividends that are separated or separable from the underlying shares, any proportionate interest in shares or derivatives held by a general or limited partnership whereby the shareholder is a general partner or beneficially owns an interest in the general partner, any performance-related fees (other than an asset-based fee) that the shareholder is entitled to based on any change in the value of the shares or derivatives, any other information relating to the shareholder that would be required to be disclosed in connection with solicitations of proxies for the election of directors in a contested election and a statement whether or not the shareholder will deliver a proxy to shareholders; and

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The name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors.

The shareholder recommendation and information described above and in more detail in our Amended and Restated Bylaws, as amended to date, must be sent to the Corporate Secretary at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240 and must be received by the Corporate Secretary not fewer than 45 nor more than 75 days prior to the one-year anniversary date of the date the Company’s proxy statement was mailed in connection with the previous year’s Annual Meeting of Shareholders.

The Nominating Committee believes that a potential director of the Company must demonstrate that such candidate has:

•	a depth of experience at the policy-making level in business, government or education;

•	a balance with the business knowledge and experience of the incumbent or nominated directors;

•	availability and willingness to devote adequate time to Board duties;

•	any unfilled expertise needed on the Board or one of its committees;

•	character, judgment and ability to make independent analytical, probing and other inquiries;

•	willingness to exercise independent judgment yet willingness to listen and learn from the other directors and the Company’s staff; and

•	financial independence to ensure such candidate will not be financially dependent on director compensation.

In the case of an incumbent director, the Nominating Committee will also consider such director’s past performance on the Board.

The Nominating Committee or the Shareholder Advisory Committee for Board Nominations may identify potential nominees by asking, from time to time, current directors and executive officers for their recommendation of persons meeting the criteria described above who might be available to serve on the Board. The Nominating Committee or the Shareholder Advisory Committee for Board Nominations may also engage firms that specialize in identifying director candidates. As described above, the Nominating Committee and Shareholder Advisory Committee for Board Nominations will also consider candidates recommended by shareholders.

Once a person has been identified by the Nominating Committee or the Shareholder Advisory Committee for Board Nominations as a potential candidate, the Nominating Committee or the Shareholder Advisory Committee for Board Nominations will make an initial determination regarding the need for additional Board members to fill vacancies or expand the size of the Board. If the Nominating Committee or the Shareholder Advisory Committee for Board Nominations determines that additional consideration is warranted, the Nominating Committee or the Shareholder Advisory Committee for Board Nominations will review such information and conduct interviews as it deems necessary to fully evaluate each director candidate. In addition to the qualifications of a candidate, the Nominating Committee or the Shareholder Advisory Committee for Board Nominations will consider such relevant factors as it deems appropriate, including the current composition of the Board, the evaluations of other prospective nominees and the need for any required expertise on the Board or one of its committees. The Nominating Committee or the Shareholder Advisory Committee for Board Nominations also contemplate multiple dynamics that promote and advance diversity among the members of the Board. Although the Nominating Committee does not have a formal diversity policy, the Nominating Committee considers a number of factors regarding diversity of personal and professional backgrounds, specialized skills and acumen and breadth of experience in energy production, consumption, distribution or transportation, government policy, finance or law. The Nominating Committee’s evaluation process will not vary based on whether or not a candidate is recommended by a shareholder.

Corporate Governance Committee

The Corporate Governance Committee is responsible for periodically reviewing and assessing our Corporate Governance Guidelines and making recommendations for changes thereto to the Board, reviewing any other matters related to our corporate governance, unless the authority to conduct such review has been retained by the Board or delegated to another committee, and overseeing the process for evaluation of the Board and management.

As of April 7, 2017, the Corporate Governance Committee consisted of Ms. Forrester, Messrs. Baribault, Baty, Burkert, Byerley, Davis, Laney, Mitchell and Stewart and Dr. Ohnimus, each of whom is independent under the rules of the SEC and the NYSE. Mr. Burkert is the chair of the Corporate Governance Committee. During 2016, the Corporate Governance Committee met nine times.

Executive Committee

The Executive Committee has authority to discharge all the responsibilities of the Board in the management of the business and affairs of the Company, except where action of the full Board is required by statute or by our Amended and Restated Certificate of Formation, as amended to date. The Executive Committee met once during 2016.

As of April 7, 2017, our Executive Committee consisted of Messrs. Foran, Baribault and Yates. Mr. Foran is the chair of the Executive Committee.

Operations and Engineering Committee

The Operations and Engineering Committee provides oversight of the development of our prospects, our drilling and completion operations and our production operations and associated costs. In addition, the Operations and Engineering Committee provides oversight of the amount and classifications of our reserves and the design of our completion techniques and hydraulic fracturing operations and various other reservoir engineering matters. As of April 7, 2017, the members of the Operations and Engineering Committee were Messrs. Baribault, Foran and Yates, Dr. Ohnimus and Mr. Downey (ex officio). Mr. Downey is a special advisor to our Board. Dr. Ohnimus is the chair of the Operations and Engineering Committee.

Prospect Committee

The Prospect Committee provides oversight of the technical analysis, evaluation and selection of our oil and natural gas prospects. As of April 7, 2017, the members of the Prospect Committee were Messrs. Baribault, Foran, Yates and Dr. Ohnimus and Mr. Downey (ex officio). Mr. Downey is the chair of the Prospect Committee.

Board’s Role in Risk Oversight

The Audit Committee has the responsibility to oversee the Company’s guidelines and policies to govern the process by which risk assessment and risk management are undertaken by management. The Compensation Committee has the responsibility to oversee that our incentive pay does not encourage unnecessary risk taking and to review and discuss the relationship between risk management policies and practices, corporate strategy and senior executive compensation.

Compensation Committee Interlocks and Insider Participation

Margaret Shannon (who resigned from the Board on December 2, 2016) and Messrs. Baribault, Burkert, Davis, Laney and Mitchell and Dr. Ohnimus served on the Compensation Committee or its predecessor committee, the Nominating, Compensation and Planning Committee, during the last completed fiscal year. None of our executive officers serve on the board of directors or compensation committee of a company that has an executive officer that serves on our Board or Compensation Committee. No member of our Board serves as an executive officer of a company in which one of our executive officers serves as a member of the board of directors or compensation committee of that company. There were no compensation committee interlocks during 2016.

Communications with Directors

The Board has established a process to receive communications from shareholders and other interested parties by mail. Shareholders and other interested parties may contact any member of the Board, any Board committee or the entire Board. To communicate with the Board, any individual director or any committee of directors, correspondence should be addressed to the Board. All such correspondence should be sent “c/o Corporate Secretary” at One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The Corporate Secretary will review and forward correspondence to the appropriate person or persons.

Any communications to the Company from one of the Company’s officers or directors will not be considered “shareholder communications.” Communications to the Company from one of the Company’s employees or agents will only be considered “shareholder communications” if they are made solely in such employee’s or agent’s capacity as a shareholder. Any shareholder proposal submitted pursuant to Rule 14a-8 promulgated under the Exchange Act will not be viewed as “shareholder communications.”

Executive Officers and Other Senior Officers of the Company

The following table sets forth the names, ages and positions of our executive officers and certain of our other senior officers at April 7, 2017:

Name	Age	Positions Held With Us
Executive Officers
Joseph Wm. Foran	64	Chairman of the Board and Chief Executive Officer
Matthew V. Hairford	56	President
David E. Lancaster	60	Executive Vice President and Chief Financial Officer
Craig N. Adams	50	Executive Vice President — Land, Legal & Administration
Van H. Singleton, II	39	Executive Vice President of Land
Billy E. Goodwin	59	Senior Vice President — Operations
Bradley M. Robinson	62	Senior Vice President of Reservoir Engineering and Chief Technology Officer
G. Gregg Krug	56	Senior Vice President — Marketing and Midstream

Other Senior Officers
Matthew D. Spicer	49	Vice President and General Manager of Midstream
Trent W. Green	50	Vice President of Production
Robert T. Macalik	38	Vice President and Chief Accounting Officer
Kathryn L. Wayne	56	Vice President, Controller and Treasurer
Bryan A. Erman	39	Vice President and Co-General Counsel
Brian J. Willey	40	Vice President and Co-General Counsel

The following biographies describe the business experience of our executive officers and certain of our other senior officers. Each officer serves at the discretion of our Board. There are no family relationships among any of our officers.

Executive Officers

Mr. Joseph Wm. Foran. Please see the biography of Mr. Foran on page 9 of this Proxy Statement.

Mr. Matthew V. Hairford. Mr. Hairford joined Matador Resources Company in July 2004 as its Drilling Manager. He was named Vice President of Drilling in May 2005; Vice President of Operations in May 2006; Executive Vice President of Operations in May 2009; and in November 2013 assumed the title of President. He was previously with Samson Resources, an exploration and production company, as Senior Drilling Engineer, having joined Samson in 1999. His responsibilities there included difficult Texas and Louisiana Gulf Coast projects, horizontal drilling projects and a start-up drilling program in Wyoming. The scope of this work ranged from multi-lateral James Lime wells in East Texas to deep wells in South Texas and South Louisiana. Mr. Hairford has drilled many geo-pressured wells in Texas and Louisiana, along with normally pressured wells in Southwest Wyoming and East Texas. Additional responsibilities included a horizontal well program in Roger Mills County, Oklahoma at 15,000 feet vertical depth. Mr. Hairford has experience in air drilling, underbalanced drilling, drilling under mud caps and high temperature and pressure environments. From 1998 until 1999,

Mr. Hairford served as Senior Drilling Engineer with Sonat, Inc., a global company involved with natural gas transmission and marketing, oil and natural gas exploration and production and oil services. His responsibilities included Pinnacle Reef wells in East Texas and deep horizontal drilling in the Austin Chalk field in Central Louisiana. From 1984 to 1998, Mr. Hairford served in various drilling engineering capacities with Conoco, Inc. His operational areas included the Appalachian Basin, Illinois Basin, Permian Basin, Texas Panhandle and Val Verde Basin. Mr. Hairford was selected as a member of a three-person team to explore the use of unconventional technologies to identify a potential step change in the drilling sector. Multiple techniques were evaluated and tested, including declassified defense department technologies. Additional Conoco assignments included both field and office drilling positions in Midland, Texas and Oklahoma City, Oklahoma. Earlier in his career with Conoco, Mr. Hairford was selected to participate in the Conoco Drilling Rig Supervisor Training Program in Houston, Texas. This program consisted of two years working a regular rotation as a drilling representative on rigs and as a drilling engineer in various domestic offices. Mr. Hairford began his career in 1984 with Conoco in a field production assignment in Hobbs, New Mexico. Mr. Hairford received his Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is an active member of the American Association of Drilling Engineers, the American Petroleum Institute and the Society of Petroleum Engineers. Mr. Hairford has also undertaken additional training through Stanford University’s Executive Education programs, including, most recently, the Stanford Graduate School of Business flagship six week Stanford Executive Program.

Mr. David E. Lancaster. Mr. Lancaster joined Matador Resources Company in December 2003 and serves as Executive Vice President and Chief Financial Officer. Mr. Lancaster has served in several capacities since joining Matador, including Vice President of Business Development, Acquisitions and Finance from December 2003 to May 2005; Vice President and Chief Financial Officer from May 2005 to May 2007; and Executive Vice President and Chief Financial Officer since May 2007. He also served as Chief Operating Officer from May 2009 to May 2015. From August 2000 to December 2003, he was Marketing Manager for Schlumberger Limited’s Data & Consulting Services, which provided full-field reservoir characterization, production enhancement, multidisciplinary reservoir and production solutions and field development planning. In this position, he was responsible for global marketing strategies, business models, input to research and development, commercialization of new products and services and marketing communications. From 1999 to 2000, Mr. Lancaster was Business Manager, North and South America, for Schlumberger Holditch-Reservoir Technologies, the petroleum engineering consulting organization formed following Schlumberger’s acquisitions of S.A. Holditch & Associates, Inc. and Intera Petroleum Services. In this role, he was responsible for the business operations of 12 consulting offices throughout North and South America. Mr. Lancaster worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in 1997. He joined S.A. Holditch & Associates in 1980, and was one of the principals in the petroleum engineering consulting firm. Between 1980 and 1997, Mr. Lancaster held positions ranging from Senior Petroleum Engineer to Senior Vice President — Business Development. In this latter role, he was responsible for marketing and sales, as well as the company’s commercial training business. During most of his tenure at S.A. Holditch & Associates, Inc., Mr. Lancaster was a consulting reservoir engineer with particular emphasis on characterizing and improving production from unconventional natural gas reservoirs. For more than seven years during this time, he was the Project Manager for the Gas Research Institute’s Devonian Shales applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability, natural gas shale reservoirs. He was also the lead reservoir engineer for the Secondary Gas Recovery project sponsored by the Gas Research Institute and the U.S. Department of Energy, looking at ways to improve recovery from compartmentalized natural gas reservoirs in North and South Texas. Mr. Lancaster began his career as a reservoir engineer for Diamond Shamrock Corporation in 1979. Mr. Lancaster received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1979 and 1988, respectively, graduating summa cum laude. He has authored or co-authored more than 50 technical papers and articles, as well as numerous other published reports and industry presentations. He is a member of the Society of Petroleum Engineers, and he served as a charter member and former Vice Chairman of the Texas A&M University Petroleum Engineering Advisory Board. In 2014, Mr. Lancaster was inducted into the Texas A&M University Petroleum Engineering Academy of Distinguished Graduates. Mr. Lancaster is a Licensed Professional Engineer in the State of Texas.

Mr. Craig N. Adams. Mr. Adams joined Matador Resources Company in September 2012 as its Vice President and General Counsel. In July 2013, Mr. Adams was promoted to Executive Vice President — Land and Legal and became Executive Vice President — Land, Legal & Administration in June 2015. Before joining Matador Resources Company, Mr. Adams was a partner with Baker Botts L.L.P. from March 2001 to September 2012 where he focused his practice on securities, mergers and acquisitions and corporate governance matters. He was a partner with Thompson & Knight L.L.P. from January 1999 to February 2001 and an associate from September 1992 to December 1998. Mr. Adams received a Bachelor of Business Administration degree in finance from Southern Methodist University in 1988 and his law degree in 1992 from Texas Tech University School of Law, where he graduated magna cum laude and was a member of the Order of the Coif and a Comment Editor of the Texas Tech Law Review.

Mr. Van H. Singleton, II. Mr. Singleton joined Matador Resources Company in August 2007 as a Landman and was promoted to Senior Staff Landman in 2009 and then to General Land Manager in 2011. In September 2013, Mr. Singleton became Vice President of Land for the Company, and he was promoted to Executive Vice President of Land in February 2015. Prior to joining Matador, Mr. Singleton founded and was President of VanBrannon and Associates, LLC and Southern Escrow and Title of Mississippi, LLC from 1998 to 2003, which provided full-spectrum land title work and title insurance in Mississippi, Louisiana, Texas and Arkansas. From 2003 until joining Matador in 2007, he served as general manager of his family’s real estate brokerage in Houston, Texas. Mr. Singleton received a Bachelor of Arts degree in Criminal Justice from the University of Mississippi in 2000. He is an active member of the American Association of Professional Landmen, the New Mexico Landman Association, the Permian Basin Landman Association and the Dallas Association of Petroleum Landmen.

Mr. Billy E. Goodwin. Mr. Goodwin joined Matador Resources Company in July 2010 as Drilling Manager. In September 2013 he was named Vice President of Drilling for the Company, and he was promoted to Senior Vice President — Operations in February 2016. He was previously with Samson Resources, a company he joined in 2001 to supervise the drilling of underbalanced multilateral horizontal wells. In his roles as Senior Drilling Engineer and Area Drilling Manager for Samson, Mr. Goodwin engineered and managed operations in the Permian Basin, South Texas, East Texas, Mid-Continent and Gulf Coast areas. Mr. Goodwin worked with Conoco, Inc. before joining Samson. He began his career in 1985 in Conoco’s production department before joining the drilling department in 1989. Mr. Goodwin has diverse horizontal operational experience both onshore and offshore, and both domestically and internationally, including in the Middle East, Southeast Asia and South America. Throughout his career, Mr. Goodwin has developed underbalanced drilling, managed pressure drilling and drill-in casing techniques for normal and geo-pressured environments. Mr. Goodwin received a Bachelor of Science degree in Petroleum Engineering Technology from Oklahoma State University in 1984. He is a member of the Society of Petroleum Engineers and the American Association of Drilling Engineers. Mr. Goodwin served in the United States Marine Corps.

Mr. Bradley M. Robinson. Mr. Robinson joined Matador Resources Company in August 2003 as one of its founders, serving as our Vice President of Reservoir Engineering until his promotion to Senior Vice President of Reservoir Engineering in February 2016. He assumed the additional role of Chief Technology Officer in May 2013. Prior to joining Matador, from 1997 to August 2003, Mr. Robinson held the position of Advisor with Schlumberger Limited’s Data & Consulting Services, where he was responsible for the development and application of new well completion and fracture stimulation technologies, managed field development projects, taught industry courses and provided internal training. Mr. Robinson worked with Schlumberger for six years following its acquisition of S.A. Holditch & Associates, Inc. in 1997. Mr. Robinson joined S.A. Holditch & Associates in 1979, and was one of the principals in the petroleum engineering consulting firm. From 1979 to 1982, Mr. Robinson served as Senior Petroleum Engineer and was involved in all aspects of reservoir and production engineering for both conventional and low permeability oil and natural gas fields. From 1982 to 1997, he was S.A. Holditch & Associates’ Vice President — Production Engineering, where he was responsible for coordination and management of production and completion engineering projects, including hydraulic fracture stimulation design and supervision. His duties also included reserves and economic analysis of new and existing wells. For approximately 10 years during this time, Mr. Robinson served as assistant project manager for the Gas Research Institute’s Tight Gas Sands and Horizontal Gas Wells applied research projects investigating ways to improve reservoir characterization, completion practices and natural gas recovery in low permeability natural gas reservoirs and horizontal natural gas wells. During his career, he has worked all over the world, including the United States, Canada, Venezuela, Colombia, Mexico, Egypt, the North Sea, Russia and Indonesia, among others. Mr. Robinson began his career in 1977 with Marathon Oil Company, serving as an Associate Production Engineer and later as a Reservoir Engineer in Midland. Mr. Robinson received Bachelor and Master of Science degrees in Petroleum Engineering from Texas A&M University in 1977 and 1986, respectively. He has authored or co-authored more than 30 technical papers and articles appearing in industry publications. Mr. Robinson is a member of the Society of Petroleum Engineers and is a Licensed Professional Engineer in the State of Texas. He served as Chairman of the Dallas Section of the Society of Petroleum Engineers in 2011 and 2012. He also received the 2013 Engineer of the Year Award presented by the Dallas Section of the Society of Petroleum Engineers and the 2013 Completions Optimization and Technology award presented by the Mid-Continent region of the Society of Petroleum Engineers.

Mr. G. Gregg Krug. Mr. Krug joined Matador Resources Company in April 2012 as its Marketing Manager. In September 2013 he was named Vice President of Marketing for the Company and Vice President of Longwood Gathering & Disposal Systems, LP, and he was promoted to Senior Vice President — Marketing and Midstream in February 2016. He has overall responsibility for Matador’s marketing activities of its oil and natural gas, as well as responsibility for all business aspects for Longwood Gathering & Disposal Systems, LP. Previously, Mr. Krug was with Unit Petroleum Company, an exploration and production company based in Tulsa, Oklahoma, as Marketing Manager, having joined in 2006. He and his staff were responsible for marketing, gas measurement, contract administration and production reporting in their core areas of Oklahoma, the Texas Panhandle, East Texas and Northwestern Louisiana. From 2005 to 2006, Mr. Krug served as Marketing Manager with Matador Resources Company. From 2000 to 2005, Mr. Krug served as Gas Scheduling Supervisor with Samson Resources in Tulsa, Oklahoma where he and his staff were responsible for scheduling natural gas sales as well as procurement of natural gas supply on Samson-owned gathering systems. From 1983 to 2000, Mr. Krug served with The Williams Companies in various capacities including in the Kansas Hugoton Field in Ulysses, Kansas and Tulsa, Oklahoma for Williams Natural Gas Pipeline and on the trading floor in Tulsa, Oklahoma for Williams Energy Services Company. Mr. Krug received a Bachelor of Business Administration degree from Oklahoma City University in 1996.

Other Senior Officers

Mr. Matthew D. Spicer. Mr. Spicer joined Matador Resources Company in March 2014 as Senior Representative of Business Development and was promoted to Manager of Business Development and then General Manager of Midstream later in 2014. In October 2015, Mr. Spicer was promoted to Vice President and General Manager of Midstream. Prior to joining the Company, Mr. Spicer served as the Director of Flight Operations for L-3 Unmanned Systems, also serving in various roles including as Program Manager and in Business Development during his tenure with L-3, which began in 2011. Mr. Spicer served in the United States Marine Corps from 1991 to 2014, both in active duty and as a reservist, before his retirement as a Lieutenant Colonel in 2014. Mr. Spicer also served as a first officer with American Airlines from 2000 to 2003 following his active duty in the United States Marine Corps. Mr. Spicer received a Bachelor of Science degree in Manufacturing Engineering Technology from Central Michigan University in 1991.

Mr. Trent W. Green. Mr. Green joined Matador Resources Company in connection with the HEYCO Merger in February 2015 as Vice President of Production. Previously, Mr. Green served as Chief Operating Officer of Harvey E. Yates Company and oversaw all of its oil and natural gas operations, including safety and regulatory compliance. Prior to joining Harvey E. Yates Company in 2012, Mr. Green was Rocky Mountain Division Manager for BOPCO, L.P., a Fort Worth, Texas based company. From 2002 to 2007, Mr. Green served as Division Manager for Pinnacle Technologies, where he expanded its microseismic and tiltmeter mapping business in the Rocky Mountain Region. Mr. Green owned his own oilfield service business from 2000 to 2002. That business provided specialized in-situ reservoir testing services to coalbed methane and shale developers.

Mr. Green previously worked for S.A. Holditch & Associates, Inc. and Amerada Hess performing production, reservoir and completion engineering duties throughout North America. He has also taught courses worldwide through NeXT, LLC, an industry training company. Mr. Green received his Bachelor of Science degree in Petroleum Engineering from Montana Tech of the University of Montana in 1989 and his Master of Business Administration from the University of Denver in 2007. He is a registered professional engineer in the State of Colorado.

Mr. Robert T. Macalik. Mr. Macalik joined Matador Resources Company in July 2015 as Vice President and Chief Accounting Officer. He has more than 10 years of experience in public accounting with significant experience in the upstream oil and natural gas industry. From 2012 to 2015, Mr. Macalik worked at Pioneer Natural Resources Company as Corporate Controller and, previously, as Director of Technical Accounting and Financial Reporting. At Pioneer, Mr. Macalik supervised corporate accounting and financial reporting functions. Prior to joining Pioneer, he was a Senior Manager with PricewaterhouseCoopers (PwC), joining the public accounting firm in 2002. During his tenure with PwC, Mr. Macalik conducted and managed audits for various companies, primarily public companies in the oil and natural gas industry, and managed numerous client relationships. Mr. Macalik received a Bachelor of Arts degree in History, a Bachelor of Business Administration degree and a Master of Professional Accounting degree all from The University of Texas at Austin in 2002. He is a licensed Certified Public Accountant in the State of Texas.

Ms. Kathryn L. Wayne. Ms. Wayne was one of the original employees of Matador Resources Company and has served as the Company’s Controller and Treasurer since 2003. She was promoted to Vice President, Controller and Treasurer in February 2017. She was previously with Matador Petroleum Corporation, joining the company in 1991. Immediately prior to its sale, Ms. Wayne was Senior Revenue Accountant, and her duties included supervision of the revenue accounting staff, management of the revenue distribution process and preparation of monthly accruals and various required regulatory reports. Ms. Wayne began her career with Mobil Oil Corporation, where she held various positions in the gas accounting department. Ms. Wayne received a Bachelor of Arts degree in Accounting from Texas A&M University in 1983. She is recognized by the Council of Petroleum Accountants Societies (COPAS) as an Accredited Petroleum Accountant (APA). She is an active member of COPAS and served a three-year term on the COPAS APA Board of Examiners.

Mr. Bryan A. Erman. Mr. Erman joined Matador Resources Company in January 2016 as its Co-General Counsel. In August 2016, Mr. Erman was promoted to Vice President and Co-General Counsel. Prior to joining Matador, Mr. Erman was a Partner at Carrington, Coleman, Sloman & Blumenthal, L.L.P. in Dallas, having joined the firm in 2010. From 2003 to 2010, he was an associate in the Dallas and Washington, D.C. offices of Baker Botts L.L.P. Mr. Erman’s practice focused on litigation matters, including oil and natural gas, securities and other commercial litigation, as well as corporate governance matters. Before attending law school, Mr. Erman worked for Oklahoma Governor Frank Keating. Mr. Erman received a Bachelor of Arts in Political Science in 1999 from the University of Oklahoma. He received his law degree in 2003 from Southern Methodist University School of Law, where he graduated cum laude and was a Hatton W. Sumners Scholar, a member of the Order of the Coif and an Articles Editor on the SMU Law Review.

Mr. Brian J. Willey. Mr. Willey joined Matador Resources Company in February 2014 as its Deputy General Counsel. In January 2016, Mr. Willey was appointed as Co-General Counsel, and he was promoted to Vice President and Co-General Counsel in August 2016. Prior to joining Matador, Mr. Willey was an attorney with Dean Foods Company where he most recently served as Vice President, Chief Counsel — Corporate. Before Dean Foods, Mr. Willey served as a senior associate in the Dallas office of Baker Botts L.L.P. Mr. Willey’s practice focused on corporate matters, including mergers and acquisitions, public and private securities offerings, venture capital transactions and SEC compliance matters as well as board of director and corporate governance matters. Mr. Willey received a Bachelor of Science in Accounting in 2002 from Brigham Young University. He received his law degree in 2005 from The University of Texas School of Law, where he graduated with High Honors and was a member of the Order of the Coif in addition to being named a Chancellor and an Associate Editor on the University of Texas Law Review. Mr. Willey also served a church mission in the Philippines from 1995 to 1997.

PROPOSAL 2 — APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF FORMATION TO INCREASE THE AMOUNT OF AUTHORIZED COMMON STOCK

The Company’s amended and restated certificate of formation (the “Certificate of Formation”) currently authorizes the issuance of 120,000,000 shares of the Company’s Common Stock. On April 11, 2017, the Board unanimously adopted a resolution approving, and recommending that the Company’s shareholders approve, an amendment to Section 1 of Article 4 of the Certificate of Formation to (i) increase the number of shares of Common Stock that the Company is authorized to issue to 160,000,000 and (ii) increase the total number of shares of capital stock that the Company is authorized to issue to reflect such increase in the Company’s authorized Common Stock.

As of the Record Date, there were 100,142,297 shares of Common Stock outstanding and 68,207 shares of Common Stock held in treasury by the Company. In addition to these shares, as of the Record Date, there were 3,139,321 shares of Common Stock reserved for issuance under the Company’s equity compensation plans and 3,002,498 shares of Common Stock issuable upon conversion of outstanding options and/or the vesting of outstanding restricted stock units issued by the Company. Accordingly, as of the Record Date, the Company had only 13,647,677 shares of Common Stock available for other corporate purposes. As of the Record Date, no shares of preferred stock were issued and outstanding or reserved for issuance.

Purpose of the Proposed Amendment

The purpose of the Proposed Amendment is to give the Company flexibility to take timely advantage of market conditions and opportunities to issue shares of Common Stock for various future corporate purposes, including potential strategic transactions (including mergers, acquisitions and other business combinations), capital-raising or financing transactions, grants and awards under equity compensation plans, stock splits and stock dividends.

As a general matter, the additional shares of Common Stock would be available for issuance without further action by shareholders unless such action is required by applicable law or the rules of the NYSE. The NYSE, on which the Common Stock is currently traded, currently requires shareholder approval in certain circumstances, including in connection with transactions where the present or potential issuance of shares will be equal to in excess of 20% of the number of shares of Common Stock outstanding before such issuance.

Historically, we have funded a portion of our capital expenditures, including the acquisitions of leasehold interests and other oil and natural gas properties, with the net proceeds of Common Stock offerings. Depending upon the number and size of any future prospective acquisition opportunities, we may not have a sufficient number of authorized, but unissued, shares of Common Stock to access capital markets to fund, or otherwise complete, such acquisitions on an opportunistic basis.

Therefore, the Board believes that the Proposed Amendment is necessary to provide sufficient additional authorized shares of Common Stock to give the Company flexibility to issue shares of Common Stock for future corporate needs. Accordingly, the Board has determined the Proposed Amendment to be advisable and in the best interests of the Company and its shareholders.

Text of the Proposed Amendment

The Company proposes to amend Section 1 of Article 4 of the Certificate of Formation so that it would state in its entirety as follows:

“Classes of Stock and Authorized Shares. The Corporation is authorized to issue two classes of stock which shall be designated, respectively, “Common Stock” and “Preferred Stock.” The aggregate number of shares of all classes of stock which the Corporation shall have authority to issue is 162 million (162,000,000), consisting of (a) 160 million (160,000,000) shares of Common Stock having a par value of $0.01 per share (“Common Stock”), and (b) two million (2,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”).”

The only substantive changes that would be made to Section 1 of Article 4 of the Certificate of Formation, as currently in effect, would be to increase the number of shares of Common Stock that the Company may issue from 120,000,000 shares to 160,000,000 shares and to reflect a corresponding increase in the aggregate number of shares of capital stock that may be issued from 122,000,000 to 162,000,000 shares.

Potential Effects of the Proposed Amendment

If the Proposed Amendment is approved by the Company’s shareholders, the additional authorized shares of Common Stock would have rights identical to holders of the Company’s currently outstanding shares of Common Stock. Under the Certificate of Formation, holders of Common Stock do not have preemptive rights to subscribe to additional securities which may be issued by the Company, which means that current shareholders do not have a prior right to purchase any new issue of our capital stock in order to maintain their proportionate ownership.

Future issuances of shares of Common Stock, or securities convertible into shares of Common Stock, could have a dilutive effect on the Company’s earnings per share, book value per share and the voting interest and power of current shareholders since holders of Common Stock are not entitled to preemptive rights.

The Board has not authorized the increase in the authorized number of shares of Common Stock with the intention of using the additional shares for anti-takeover purposes, although the Company could theoretically use the additional shares to make it more difficult, or to discourage an attempt, to acquire control of the Company. The Board is not aware of any pending or threatened efforts to acquire control of the Company.

Appraisal Rights

Under the Texas Business Organizations Code (the “TBOC”), the Company’s shareholders are not entitled to appraisal or dissenter’s rights with respect to the Proposed Amendment, and the Company will not independently provide its shareholders with any such rights.

Timing of the Proposed Amendment

If the Proposed Amendment is approved by the Company’s shareholders, it will become effective upon the filing (and receipt of evidence of such filing) of a Certificate of Amendment to the Certificate of Formation with the Secretary of State of the State of Texas, which the Company expects to file promptly after the Annual Meeting. If the Proposed Amendment is not approved by the Company’s shareholders, the number of authorized shares of Common Stock will remain unchanged.

Vote Required

The affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock is required to approve the Proposed Amendment. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the Proposed Amendment. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have the effect as a vote cast against the Proposed Amendment because the Proposed Amendment requires the affirmative vote of the holders of two-thirds of the outstanding shares of Common Stock.

The Board of Directors recommends that you vote FOR approval of the Proposed Amendment.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Company seeks a non-binding advisory vote from its shareholders to approve the compensation of its Named Executive Officers (as defined below) as described in this Proxy Statement.

As discussed under the “Executive Compensation — Compensation Discussion and Analysis” section of this Proxy Statement (“CD&A”), we believe the Company’s future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. The Company’s compensation system plays a significant role in its ability to attract, motivate and retain a high quality workforce. As described in CD&A, the Company’s compensation program for Named Executive Officers is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives.

In addition, we reward qualities that we believe help achieve our business strategies such as:

•	teamwork;

•	individual performance in light of general economic and industry-specific conditions;

•	relationships with shareholders and vendors;

•	the ability to manage and enhance production from our existing assets;

•	the ability to explore new opportunities to increase oil and natural gas production;

•	the ability to identify and acquire additional acreage;

•	the ability to increase year-over-year proved reserves;

•	the ability to control unit production costs;

•	level of job responsibility;

•	industry experience; and

•	general professional growth.

This proposal provides shareholders the opportunity to endorse or not endorse the Company’s executive compensation program through the following resolution:

“Resolved, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”

The above-referenced CD&A disclosure appears on pages 36 to 48 of this Proxy Statement.

Because this is an advisory vote, it will not be binding upon the Board. However, the Compensation Committee and the independent members of the Board (the “Independent Board”) will take into account the outcome of the vote when considering future executive compensation arrangements.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required to approve this resolution on a non-binding basis. If you hold your shares through a broker and you do not instruct the broker how to vote, your broker will not have the authority to vote your shares. Abstentions will have the effect as a vote cast against the proposal. Broker non-votes will be counted as present for purposes of determining the presence of a quorum but will have no effect upon the outcome of the vote.

During our 2012 Annual Meeting of Shareholders, our shareholders approved a non-binding, advisory proposal to hold annual advisory votes to approve our executive compensation. In consideration of the results of this advisory vote, the Board has adopted a policy providing for annual advisory votes on executive compensation. Unless the Board modifies this policy, the next advisory vote on compensation following this vote will be held at our 2018 Annual Meeting of Shareholders.

The Board of Directors recommends that you vote FOR approval of this resolution.

PROPOSAL 4 — RATIFICATION OF THE APPOINTMENT OF KPMG LLP

The Audit Committee has appointed KPMG LLP (“KPMG”) as the independent registered public accounting firm of the Company for the year ending December 31, 2017, and the Board has directed that such appointment be submitted to our shareholders for ratification at the Annual Meeting.

The Company has been advised by KPMG that the firm has no relationship with the Company or its subsidiaries other than that arising from the firm’s engagement as auditors.

If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

The Company has been advised that representatives of KPMG will be present at the Annual Meeting and will be available to respond to appropriate questions and make a statement if they desire to do so.

Fees of Independent Registered Public Accounting Firm for Fiscal Years 2016 and 2015

The following table presents fees for professional audit services rendered by KPMG for the audit of the Company’s annual financial statements for the years ended December 31, 2016 and 2015, and fees for other services rendered by KPMG during that period:

	2016	2015
Audit fees	$1,174,970	$1,073,821
Audit-related fees	—	—
Tax fees	—	—
All other fees	—	—

Total	$1,174,970	$1,073,821

Services rendered by KPMG in connection with the fees presented above were as follows:

Audit Fees

For fiscal year 2016, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in each prospectus related to our 2016 equity offerings and our offering memorandum related to our 2016 senior notes offering, and providing the underwriters of such offerings with comfort letters on certain information contained, or incorporated by reference, in each prospectus or offering memorandum, as applicable.

For fiscal year 2015, audit fees consisted of fees associated with the audit of the Company’s consolidated financial statements, including the audit of the effectiveness of the Company’s internal control over financial reporting, required reviews of our quarterly condensed consolidated financial statements, including for inclusion in our prospectus related to our 2015 equity offering, our offering memorandum related to our 2015 senior notes offering and our prospectus related to our 2015 registered exchange offering, and providing the underwriters of such offerings with comfort letters on certain information contained, or incorporated by reference, in the prospectus or offering memorandum, as applicable.

Audit-Related Fees

We did not incur any audit-related fees in 2016 or 2015.

Tax Fees

We did not incur any fees for tax advice, planning and other services in 2016 or 2015.

All Other Fees

We did not incur any other fees in 2016 or 2015.

The Audit Committee pre-approves all audit and permissible non-audit services provided by KPMG. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has authorized the chair of the Audit Committee to pre-approve audit and permissible non-audit services provided by KPMG up to $750,000. Pursuant to this delegation, the decisions of the chair must be presented to the Audit Committee at its next meeting.

Report of the Audit Committee

We are a standing committee comprised of independent directors as currently defined by SEC regulations and the applicable listing standards of the NYSE. The Board has determined that at least one of the members of the Audit Committee is an “audit committee financial expert” as defined by applicable SEC rules and regulations. We operate under a written charter adopted by the Board. A copy of the charter is available free of charge on the Company’s website at www.matadorresources.com under “Investors — Corporate Governance.”

We annually select the Company’s independent registered public accounting firm. If the shareholders do not ratify the appointment of KPMG at the Annual Meeting, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so.

Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the United States Public Company Accounting Oversight Board and issuing a report thereon. As provided in our charter, our responsibilities include the monitoring and oversight of these processes.

Consistent with our charter responsibilities, we have met and held discussions with management and the independent registered public accounting firm. In this context, management and the independent registered public accounting firm represented to us that the Company’s consolidated financial statements for the fiscal year ended December 31, 2016 were prepared in accordance with U.S. generally accepted accounting principles. We reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm and discussed with the independent registered public accounting firm matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Company’s independent registered public accounting firm has also provided to us the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee, and we discussed with the independent registered public accounting firm that firm’s independence.

Based upon our reviews and discussions with management and the independent registered public accounting firm and our review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, we recommended that the Board include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC.

Audit Committee,

William M. Byerley, Chair

Reynald A. Baribault

Craig T. Burkert

Julia P. Forrester*

Steven W. Ohnimus

*	Member of the Audit Committee as of February 15, 2017

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting is required for the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2017. If the shareholders do not ratify the appointment of KPMG, the Audit Committee will consider whether to engage a different independent registered public accounting firm but will not be obligated to do so. Abstentions will have the effect as a vote cast against the proposal.

The Board of Directors recommends that you vote FOR the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for the year ending December 31, 2017.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this Compensation Discussion and Analysis, we discuss our compensation objectives, our decisions and the rationale behind those decisions relating to compensation for 2016 for our principal executive officer, our principal financial officer and our other three most highly compensated executive officers. This Compensation Discussion and Analysis provides a general description of our compensation program and specific information about its various components.

Named Executive Officers

Throughout this discussion, the following individuals are referred to as the “Named Executive Officers” and are included in the Summary Compensation Table:

•	Joseph Wm. Foran, Chairman of the Board and Chief Executive Officer;

•	Matthew V. Hairford, President;

•	David E. Lancaster, Executive Vice President and Chief Financial Officer;

•	Craig N. Adams, Executive Vice President — Land, Legal & Administration; and

•	Billy E. Goodwin, Senior Vice President — Operations.

Executive Summary

We are an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Our current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. We also operate in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, we conduct midstream operations primarily, as of February 17, 2017, through our midstream joint venture, San Mateo Midstream, LLC, in support of our exploration, development and production operations and provide natural gas processing, natural gas, oil and salt water gathering services and salt water disposal services to third parties on a limited basis.

2016 Business Highlights

In 2016, we achieved record oil, natural gas and average daily oil equivalent production. We completed and began producing oil and natural gas from 55 gross (37.0 net) wells in the Delaware Basin in 2016, including 40 gross (35.6 net) operated and 15 gross (1.4 net) non-operated wells. We also added to and upgraded our acreage position in the Delaware Basin during 2016. As a result, at December 31, 2016, our total acreage position in the Delaware Basin had increased to approximately 163,700 gross (94,300 net) acres, primarily in Loving County, Texas and Lea and Eddy Counties, New Mexico. Overall, we have been very pleased with the initial performance of the wells we have drilled and completed, or participated in as a non-operator, thus far in our six main asset areas in the Delaware Basin — the Wolf and Jackson Trust asset areas in Loving County, Texas, the Rustler Breaks and Arrowhead asset areas in Eddy County, New Mexico and the Ranger and Twin Lakes asset areas in Lea County, New Mexico. As a result, our Delaware Basin properties have become an increasingly important component of our asset portfolio. Our average daily oil equivalent production from the Delaware Basin increased approximately 145% (2.5-fold) to 15,941 BOE per day (57% of total oil equivalent production), including 10,395 Bbl of oil per day (75% of total oil production) and 33.3 MMcf of natural gas per day (40% of total natural gas production), in 2016, as compared to 6,518 BOE per day (26% of total oil equivalent production), including 4,648 Bbl of oil per day (38% of total oil production) and 11.2 MMcf of natural gas per day (15% of total natural gas production), in 2015. We expect our Delaware Basin production to increase throughout 2017 as we continue the delineation and development of these asset areas.

Operational highlights in the Delaware Basin in 2016 included:

•

our continued improvement in operational efficiencies throughout the Delaware Basin, particularly in our Rustler Breaks and Wolf asset areas, as we achieved improvements in both drilling times and well costs;

•

in our Rustler Breaks asset area, the continued delineation and development of previously tested horizons — the Second Bone Spring, the Wolfcamp A-XY and two benches of the Wolfcamp B — and the successful testing of a new, deeper bench of the Wolfcamp B interval, which is sometimes referred to as the Blair Shale;

•

in our Wolf asset area, continued development of the Wolfcamp A-XY interval as well as the significant improvement in well results in the Second Bone Spring, as compared to our initial tests in that interval;

•

in our Ranger asset area, the initial results from three wells completed in the Third Bone Spring formation on our Mallon leasehold, which tested at the highest 24-hour initial potential flow rates of any wells we have drilled to date in the Delaware Basin and which illustrate the potential of our northern Delaware Basin acreage position;

•	a positive test of the Strawn formation in our Twin Lakes asset area from the Olivine State 5-16S-37E TL #1, a vertical well; and

•

the significant progress made with our midstream operations, including the start-up of our Black River cryogenic natural gas processing plant and associated natural gas gathering system in our Rustler Breaks asset area, our initial salt water disposal well and facility and associated water gathering lines in our Rustler Breaks asset area and two additional salt water disposal wells and facilities in our Wolf asset area.

In addition, we successfully completed several important financing transactions in 2016, including (i) a March 2016 follow-on equity offering raising net proceeds of $141.5 million, (ii) a December 2016 follow-on equity offering raising net proceeds of $145.8 million and (iii) a December 2016 senior notes offering raising net proceeds of $181.5 million, including the issue premium, but deducting the initial purchasers’ discounts and estimated offering expenses and excluding accrued interest paid by buyers of the notes.

Our Board has a “pay for performance” philosophy and recognizes the leadership of Mr. Foran and our executive officers in contributing to the Company’s achievements in 2016. Highlights of our 2016 operational success are summarized in the graphs below:

Objectives of Our Compensation Program

Our future success and the ability to create long-term value for our shareholders depends on our ability to attract, retain and motivate highly qualified individuals in the oil and natural gas industry. Additionally, we believe that our success also depends on the continued contributions of our Named Executive Officers. Our executive compensation program is designed to provide a comprehensive compensation program to meet the following objectives:

•	to be fair to both the executive and the Company;

•	to attract and retain talented and experienced executives with the skills necessary for us to execute our business plan;

•	to provide opportunities to achieve a total compensation level that is competitive with comparable positions at companies with which we may compete for executives;

•	to align the interests of our executive officers with the interests of our shareholders and with the performance of our Company for long-term value creation;

•	to provide financial incentives to our executives to achieve our key corporate and individual objectives;

•	to provide an appropriate mix of fixed and variable pay components to maintain a “pay for performance” oriented compensation program;

•	to foster a shared commitment among executives by coordinating their corporate and individual goals;

•	to provide compensation that takes into consideration the education, professional experience and knowledge that is specific to each job and the unique qualities the executive possesses; and

•	to recognize an executive’s commitment and dedication in his job performance and in support of our culture.

What Our Compensation Program Is Designed to Reward

Our compensation program is designed to reward, in both the short term and the long term, performance that contributes to the implementation of our business strategies, maintenance of our culture and values and the achievement of our objectives. In addition, we reward qualities that we believe help achieve our business strategies such as teamwork, individual performance in light of general economic and industry-specific conditions, relationships with shareholders and vendors, the ability to manage and enhance production from our existing assets, the ability to explore new opportunities to increase oil and natural gas production, the ability to identify and acquire additional acreage, the ability to increase year-over-year proved reserves, the ability to control unit production costs, level of job responsibility, industry experience and general professional growth.

What We Do:		What We Don’t Do:
✓	Pay for performance — approximately 85% of our CEO’s total direct compensation varies with performance	×	No hedging of Company stock
✓	Robust stock ownership guidelines for officers	×	No excise tax gross-ups for severance or change in control payments
✓	Independent compensation consultant	×	No guaranteed bonuses
✓	Competitive benchmarking	×	No repricing of stock options
✓	Annual risk assessment of compensation practices

How We Determined Each Element of 2016 Compensation

The Compensation Committee has engaged Pay Governance LLC as its independent executive compensation advisory firm. Pay Governance LLC provides assessments of the competitiveness of the

Company’s executive compensation levels and practices relative to relevant executive labor markets and performs other tasks as requested by the Compensation Committee. The Compensation Committee has assessed the independence of Pay Governance LLC pursuant to applicable SEC and NYSE rules and concluded that Pay Governance LLC’s engagement by the Compensation Committee does not raise any conflict of interest.

In late 2015, Pay Governance LLC recommended that, given the Company’s relative size, performance, industry focus and other factors, the Nominating, Compensation and Planning Committee, as predecessor to the Compensation Committee, and the Independent Board consider adopting a new peer group for 2016. The recommended peer companies consisted of companies in the oil and natural gas exploration and production sector with comparable revenue size (approximately $280 million to approximately $1.7 billion) and market capitalization (approximately $1.3 billion to approximately $4.3 billion) and that were competitors. The final peer company selections were made from within the recommended group through discussions with Pay Governance LLC, the Nominating, Compensation and Planning Committee, as predecessor to the Compensation Committee, and the Independent Board, and were ultimately approved by the Nominating, Compensation and Planning Committee and the Independent Board. The peer companies for 2016 (the “Peer Group”) are as follows:

Carrizo Oil & Gas, Inc. Diamondback Energy, Inc. Energen Corp. EP Energy Corporation Gulfport Energy Corp.	Laredo Petroleum, Inc. Parsley Energy, Inc. PDC Energy, Inc. RSP Permian, Inc.

The Company’s overall compensation philosophy and strategy is to target total direct compensation for executives at the 50th percentile (median) of competitive market practice for expected performance. In the event that the Company’s performance and the performance of the individual executive exceed performance expectations, the Company’s executive compensation program has the ability to provide total pay above the 50th percentile, aligning pay with performance.

Elements of Our 2016 Compensation Program and Why We Paid Each Element

For 2016, our management compensation program was comprised of the following six elements:

•	Base Salary. We paid base salary to compensate each executive for his assigned responsibilities, experience, leadership and expected future contribution.

•

Performance-Based Cash Bonus. We adopted the Matador Resources Company Amended and Restated Annual Incentive Plan effective January 1, 2016 and granted awards thereunder as part of our management compensation program because we believed this element of compensation (i) helps focus and motivate management to achieve key corporate and individual objectives by rewarding the achievement of these objectives; (ii) helps retain management; (iii) rewards our successes over the prior year; and (iv) is necessary to be competitive from a total remuneration standpoint.

•

Discretionary Bonus. Our Independent Board has discretionary authority to award executives for particular accomplishments at times and in amounts that the Independent Board approves, upon the recommendation of the Compensation Committee.

•

Equity Awards. We granted stock options and restricted stock awards as the primary vehicles for (i) linking our long-term performance and increases in shareholder value to the total compensation for our executive officers; and (ii) providing competitive compensation to attract and retain our executive officers.

•

Severance and Change of Control Benefits. We have entered into employment agreements with each Named Executive Officer that provide for specified severance pay and benefits upon certain termination events, including termination events after a change in control. We intend for such benefits to provide an incentive for the Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control and to provide a measure of financial security in the event a Named Executive Officer’s employment is terminated without cause.

•

Other Benefits. We offered a variety of retirement (401(k)), health and welfare programs to all eligible employees, including the Named Executive Officers. The health and welfare programs were intended to protect employees against catastrophic loss and encourage a healthy lifestyle.

Compensation Committee

The Compensation Committee has the authority, at our expense, to retain and terminate independent third-party compensation consultants and other expert advisors.

In addition, the Compensation Committee confirms at least annually that our incentive pay does not encourage unnecessary risk taking and reviews and discusses the relationship between risk management policies and practices, corporate strategy and senior executive compensation. The Compensation Committee considered, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary or excessive risk taking and has concluded that it does not. Several features of our program reflect sound risk management practices. Base salaries are fixed in amount and thus do not encourage risk taking. While our bonuses are tied to management’s achievements during the previous fiscal year, executives’ annual bonuses take into account multiple performance criteria based on the executive’s individual performance and are within the discretion of the Independent Board. Thus, the Compensation Committee believes that our bonus awards appropriately balance risk and the desire to focus executives on specific short-term goals important to the Company’s success, and that they do not encourage unnecessary or excessive risk taking. In addition, the Compensation Committee believes that our current equity compensation program provides an appropriate balance between the goals of increasing the price of our Common Stock and avoiding potential risks that could threaten our growth and stability due to the fact that stock options and service-based restricted stock typically vest over three or four years.

With regard to all of the Named Executive Officers, the Compensation Committee recommends to the Independent Board:

•	option guidelines and size of overall grants;

•	option grants and other equity and non-equity related awards; and

•	limitations, restrictions and conditions upon any award as the Compensation Committee deems appropriate and as permitted under the applicable plan.

The members of the Independent Board are required to be independent pursuant to the listing standards of the NYSE and the rules and regulations promulgated by the SEC and are “outside directors” for purposes of Section 162(m) of the Code. Upon Mr. Baty’s appointment to the Board in October 2016, the Board determined that Mr. Baty met the independence requirements of the NYSE and SEC but did not meet the definition of an “outside director” under Section 162(m) of the Code for the fiscal year ended December 31, 2016. As a result, the Board determined that Mr. Baty should recuse himself from any Section 162(m)-related votes of the Board during 2016. The Board determined that Mr. Baty meets the definition of an “outside director” under Section 162(m) of the Code for the fiscal year ended December 31, 2017. Mr. Baty was appointed to the Compensation Committee effective January 1, 2017.

The Compensation Committee annually reviews and makes recommendations to the Independent Board regarding the matters related to Mr. Foran’s compensation, including corporate goals and objectives applicable to Mr. Foran’s compensation. The Compensation Committee also evaluates Mr. Foran’s performance in light of these established goals and objectives at least annually. Based upon these evaluations, the Compensation Committee makes recommendations to the Independent Board regarding Mr. Foran’s annual compensation, including salary, bonus and equity and non-equity incentive compensation. As part of the Compensation

Committee’s annual review and recommendation to the Independent Board with regard to Mr. Foran’s compensation, the Compensation Committee:

•

conducts an analysis of the Company’s annual performance relative to any performance criteria or performance targets pursuant to incentive compensation plans, along with Mr. Foran’s individual performance, and determines whether to recommend to the Independent Board the use of negative discretion in the determination of final incentive awards (as described further under “— 2016 Annual Incentive Compensation”);

•

reviews and recommends the form of and number of shares to be awarded pursuant to long-term incentive compensation awards, including vesting terms, expiration dates of stock options and other material provisions of such awards;

•	reviews and recommends any employment agreement, severance agreement, change in control agreement or provision or separation agreement or amendment thereof; and

•	reviews and recommends any deferred compensation arrangement, retirement plan, other benefits and perquisites.

On an annual basis, after consultation with Mr. Foran, the Compensation Committee reviews and makes recommendations to the Independent Board on the evaluation process and compensation structure for the other Named Executive Officers. After considering the evaluation and recommendations of Mr. Foran, the Compensation Committee evaluates the performance of the other Named Executive Officers and makes recommendations to the Independent Board regarding the annual compensation of such Named Executive Officers, including salary, bonus and equity and non-equity incentive compensation. The Compensation Committee also takes into account the outcome of the most recent advisory vote from its shareholders when considering executive compensation arrangements.

After considering the recommendations of Mr. Foran with regard to the other Named Executive Officers, as part of the Compensation Committee’s annual review and recommendation to the Independent Board regarding the compensation of the other Named Executive Officers, the Compensation Committee reviews and recommends the same items described in the list above with respect to Mr. Foran.

In addition, pursuant to its charter, the Compensation Committee reviews and recommends to the Independent Board any proposals for the adoption, amendment, modification or termination of our incentive compensation, equity-based plans and non-equity based plans.

2016 Base Salary

In early 2016, based on the recommendations of Mr. Foran (other than with regard to his base salary), the Nominating, Compensation and Planning Committee, as predecessor to the Compensation Committee, recommended and the Independent Board approved the following 2016 base salaries for our Named Executive Officers.

Executive Officer	2016 Base Salary
Joseph Wm. Foran	$900,000
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	$550,000
President

David E. Lancaster	$475,000
Executive Vice President and Chief Financial Officer

Craig N. Adams	$475,000
Executive Vice President — Land, Legal & Administration

Billy E. Goodwin	$425,000
Senior Vice President — Operations

2016 Annual Incentive Compensation

The Company previously sponsored and maintained the Matador Resources Company Annual Incentive Plan for Management and Key Employees, effective January 1, 2012 (the “2012 Annual Incentive Plan”). On February 19, 2016, the Board adopted, subject to shareholder approval, an amendment and restatement to the 2012 Annual Incentive Plan (as amended and restated, the “Incentive Plan”). The Incentive Plan was approved by our shareholders at the 2016 Annual Meeting of Shareholders and became effective as of January 1, 2016. The Incentive Plan is designed to link executive decision-making and performance with the Company’s goals, reinforce these goals and ensure the highest level of accountability for the success of the Company as a whole.

The Incentive Plan is intended to advance the interests of the Company and its shareholders by providing the Company with an additional means by which it can sustain and enhance its culture of personal commitment on the part of its executives, select managers and key employees in the continued growth, development and financial success of the Company, and encourage them to remain with, and devote their best efforts to the business of, the Company, thereby advancing the interests of the Company and its shareholders. The Incentive Plan provides for the granting of awards of incentive compensation that may be paid to a participant upon satisfaction of specified performance goals for a particular performance period. The Incentive Plan is designed in a manner such that awards may satisfy the requirements of “qualified performance based compensation” within the meaning of Section 162(m) of the Code so that the Company can take federal income tax deductions for any “qualified performance-based compensation” paid under the Incentive Plan to its named executive officers who are covered by the deduction limitations of Section 162(m) of the Code (i.e., our principal executive officer and our other three most highly compensated executive officers (other than our principal financial officer)) for annual compensation paid to such individuals that is in excess of $1.0 million.

The Incentive Plan establishes a performance goal for all participants with the creation of a performance pool, which is equal to 3.5% of Adjusted EBITDA (as defined in the Incentive Plan); provided that Adjusted EBITDA equals or exceeds $50.0 million (the “Adjusted EBITDA Pool Goal”). If the Adjusted EBITDA Pool Goal is reached or exceeded, the Incentive Plan provides that the maximum amount that would be payable to each participant is according to the allocation formula set forth in the table below. The Independent Board, upon the recommendation of the Compensation Committee, may use negative discretion to reduce the amount paid to a participant below the maximum amounts shown in the table.

Participant	Percentage of Performance Pool (Maximum)
Chief Executive Officer	30.0%
Second Highest Paid Participant	17.5%
Third Highest Paid Participant	17.5%
Fourth Highest Paid Participant	17.5%
Fifth Highest Paid Participant	17.5%

Total	100.0%

In the Independent Board’s discretion, supplemental performance goals (the “Discretionary Goals”), in addition to the Adjusted EBITDA Pool Goal set forth above, may be established by the Independent Board for each year. Such Discretionary Goals can be used by the Independent Board in determining the award payable to a participant, but in no event may the Independent Board increase the amount of an award payable to a participant above the maximum award payable set out in the table above. For 2016, the Chair of the Compensation Committee met with Pay Governance LLC and management to determine potential criteria for the Discretionary Goals. Based on these meetings, the Chair of the Compensation Committee proposed certain preliminary performance criteria categories for consideration as the Discretionary Goals for 2016. The Compensation Committee then met with Pay Governance and management to review the proposed criteria. As a result of these meetings, the Compensation Committee recommended and the Independent Board determined to use the following performance categories for establishing the Discretionary Goals for 2016 in determining whether to exercise negative discretion in reducing the amount paid to a participant below the maximum amounts:

•	oil production;

•	total production;

•	cash operating costs;

•	drilling program capital expenditures;

•	Adjusted EBITDA;

•	total net debt outstanding; and

•	total shareholder return as compared to the Company’s Peer Group.

In February 2017, after reviewing the Company’s 2016 expected results in connection with the financial and operational metrics set forth above, the Compensation Committee concluded that the Company had achieved Adjusted EBITDA of $157.9 million, which is in excess of the $50.0 million Adjusted EBITDA Pool Goal. After taking into account the achievement of the Adjusted EBITDA Pool Goal, the Discretionary Goals and the Company’s 2016 results and other information with regard to each such Named Executive Officer, the Compensation Committee recommended to the Independent Board the annual cash awards listed below for each Named Executive Officer under the Incentive Plan. The Independent Board approved such annual cash awards. All awards made pursuant to the Incentive Plan were cash awards and were paid to the Named Executive Officers in the first quarter of 2017. Adjusted EBITDA is a non-GAAP financial measure included herein solely as a reference point under the Incentive Plan. For a definition of Adjusted EBITDA when used as a financial metric and a reconciliation of Adjusted EBITDA to our net income (loss) and net cash provided by operating activities, see Schedule A to this Proxy Statement.

Executive Officer	Percentage of Performance Pool (Maximum)	Maximum Bonus Payable under Incentive Plan	2016 Incentive Plan Bonus	% of 2016 Base Salary
Joseph Wm. Foran	30.0%	$1,658,244	$1,575,000	175.0%
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	17.5%	$967,309	$908,000	165.1%
President

David E. Lancaster	17.5%	$967,309	$784,000	165.1%
Executive Vice President and Chief Financial Officer

Craig N. Adams	17.5%	$967,309	$665,000	140.0%
Executive Vice President — Land, Legal & Administration

Billy E. Goodwin	17.5%	$967,309	$595,000	140.0%
Senior Vice President — Operations

Discretionary Bonuses

The Independent Board has discretionary authority to award executives for particular accomplishments at times and in amounts that the Independent Board approves, upon the recommendation of the Compensation Committee. In the second and fourth quarters of 2016, the Compensation Committee recommended, and the Independent Board approved, discretionary bonuses to certain of our Named Executive Officers in recognition of each officer’s efforts in connection with the Company’s March 2016 public equity offering and the Company’s December 2016 senior notes offering and public equity offering, respectively.

2016 Long-Term Incentive Compensation

Effective January 1, 2012, the Board adopted the Matador Resources Company 2012 Long-Term Incentive Plan. On April 23, 2015, the Board adopted, subject to shareholder approval, the Matador Resources Company

Amended and Restated 2012 Long-Term Incentive Plan (the “2012 Plan”). The 2012 Plan was approved by our shareholders at the 2015 Annual Meeting of Shareholders and became effective as of June 10, 2015. The 2012 Plan permits the granting of long-term equity and cash incentive awards, including the following:

•	stock options;

•	stock appreciation rights;

•	restricted stock (service-based and performance-based);

•	restricted stock units (service-based and performance-based);

•	performance shares;

•	performance units;

•	stock grants; and

•	performance cash awards.

After receiving recommendations from the Compensation Committee, the Independent Board administers the 2012 Plan. For 2016, the Compensation Committee met with Pay Governance LLC and management regarding the appropriate types and amounts of equity grants based on differing levels of responsibility of the Named Executive Officers and made recommendations to the Independent Board. Pursuant to the 2012 Plan, all time-based restricted stock and restricted stock units issued thereunder must vest no earlier than on a pro rata basis over a three-year period; otherwise, the shares subject to such restricted stock and restricted stock units will be deemed “exempt shares” subject to a cap under the 2012 Plan of 10% of the total shares authorized thereunder.

In February 2016, the Nominating, Compensation and Planning Committee, as predecessor to the Compensation Committee, recommended, and the Independent Board awarded, annual equity awards of non-qualified stock options and restricted stock to each Named Executive Officer. The stock options and restricted stock were granted in order to facilitate retention of our Named Executive Officers and incentivize positive future results. The February 2016 stock options have a five-year term, vest 100% on the third anniversary of the grant date if the Named Executive Officer is still employed by us on the vesting date and have an exercise price of $15.00 per share, which was the closing price on the grant date. The February 2016 restricted stock awards vest 100% on the third anniversary of the grant date if the Named Executive Officer is still employed by us on the vesting date. During the restricted period prior to vesting of the restricted stock, the Named Executive Officer will be eligible to receive dividends on and vote the restricted stock.

The approximate value of the February 2016 equity grants as a percentage of 2016 base salary and the number of shares underlying each grant are set forth in the table below:

Participant	% of 2016 Base Salary	Stock Options	Restricted Stock
Joseph Wm. Foran	301%	235,465	94,230
Chairman of the Board and Chief Executive Officer

Matthew V. Hairford	167%	79,942	31,992
President

David E. Lancaster	150%	62,137	24,866
Executive Vice President and Chief Financial Officer

Craig N. Adams	150%	62,137	24,866
Executive Vice President — Land, Legal & Administration

Billy E. Goodwin	134%	49,419	19,777
Senior Vice President — Operations

Benefits

We offer a variety of health and welfare programs to eligible employees, including the Named Executive Officers. The health and welfare programs are intended to protect employees against catastrophic loss and encourage a healthy lifestyle. Our health and welfare programs include medical, pharmacy, dental, disability and life insurance. We also have a 401(k) plan for eligible employees, including the Named Executive Officers, in which we contribute 3% of the employee’s eligible compensation and have the discretion to contribute up to an additional 4% of the employee’s eligible compensation as a dollar-for-dollar matching contribution with respect to his or her elective deferral contributions. The discretionary dollar-for-dollar match is subject to vesting based upon years of service to the Company and the limits on the compensation that may be considered for purposes of calculating matching contributions. In addition, we provide long-term care insurance for certain of our executive officers.

How Elements of Our Compensation Program Are Related to Each Other

We view the various components of compensation as related but distinct with generally a significant portion of total compensation reflecting “pay for performance.” In particular, our program places a considerable amount of an executive’s compensation at risk in the form of incentive compensation which can be variable from year to year, and we believe there is an appropriate balance between annual incentives and long-term incentives to ensure that an executive is motivated to consider longer-term Company performance in preference to short-term results.

Accounting and Tax Considerations

Under Section 162(m) of the Code, a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1.0 million in any taxable year, unless the compensation is “qualified performance-based compensation.” The Incentive Plan is designed to provide awards that constitute “qualified performance-based compensation” for purposes of Section 162(m) of the Code.

Employment Agreements

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. In March 2014, we entered into an employment agreement with Mr. Adams in substantially the same form as that of Messrs. Foran, Hairford and Lancaster, and effective February 2016 we entered into an employment agreement with Mr. Goodwin in substantially the same form as that of Mr. Adams. The principal difference in Mr. Adams’ and Mr. Goodwin’s employment agreements as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. Adams’ and Mr. Goodwin’s agreements do not include a “modified single trigger” that would have allowed them to receive a “change in control” payment if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control.

Under the employment agreements, if a termination of employment occurs pursuant to one of the following events:

•	the Named Executive Officer dies;

•	the Named Executive Officer is totally disabled;

•	we mutually agree to end the employment agreement;

•	we dissolve and liquidate; or

•	the term of the employment agreement ends,

we will pay the Named Executive Officer the average of his annual bonus, which includes non-equity incentive compensation, for the prior two years pro-rated based on the number of complete or partial months completed during the year of termination.

Also, under the employment agreements, if one of the following occurs:

•	the Named Executive Officer’s employment is terminated other than (i) as set forth above, (ii) by us for just cause, or (iii) in connection with a “change in control” as described below; or

•	the Named Executive Officer terminates his employment for “good reason,”

if the Named Executive Officer is Mr. Foran, we will pay him twice his base salary and twice the average of his annual bonus for the prior two years; if the Named Executive Officer is Messrs. Hairford, Lancaster or Adams, we will pay him 1.5 times his base salary and 1.5 times the average of his annual bonus for the prior two years; and if the Named Executive Officer is Mr. Goodwin, we will pay him an amount equal to his base salary plus an amount equal to the average of his annual bonus for the prior two years.

Finally, under the employment agreements of Messrs. Foran, Hairford and Lancaster, upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate a Named Executive Officer without just cause or the Named Executive Officer terminates his employment with or without “good reason,” we will pay him three times his base salary and three times the average of his annual bonus for the prior two years. These agreements were entered into prior to our initial public offering. At that time, we believed a “single trigger” or “modified single trigger” was appropriate given the Company’s size, early stage of development and strong growth aspirations. The agreement entered into with Mr. Adams in March 2014 and the agreement entered into with Mr. Goodwin effective February 2016, however, each include a “double trigger” such that upon a “change in control” and within 30 days prior to the “change in control” or within 12 months after the “change in control,” if we terminate them without just cause or they terminate their employment with “good reason,” we will pay Mr. Adams three times his base salary and three times the average of his annual bonus for the prior two years and we will pay Mr. Goodwin two times his base salary and two times the average of his annual bonus for the prior two years. In addition, if Messrs. Foran, Hairford, Lancaster, Adams or Goodwin are terminated or terminate their employment as set forth above in connection with a “change in control,” all equity awards of such Named Executive Officer vest immediately prior to such termination.

For purposes of the employment agreements, “change in control” is defined as a change in control event for purposes of Section 409A of the Code, which is defined as follows:

•

a change in ownership of the Company occurs on the date that, except in certain situations, results in someone acquiring more than 50% of the total fair market value or voting power of the Company’s stock;

•	a change in effective control of the Company occurs on one of the following dates:

•

the date that a person acquires (or has acquired in a 12 month period) ownership of 30% or more of the Company’s total voting power; however, if a person already owns at least 30% of the Company’s total voting power, the acquisition of additional control does not constitute a change in control; or

•	the date during a 12 month period where a majority of the Company’s Board is replaced by directors whose appointment or election was not endorsed by a majority of the Board; or

•

a change in the ownership of a substantial portion of the Company’s assets occurs on the date a person acquires (or has acquired in a 12 month period) assets of the Company having a total gross market value of at least 40% of the total gross fair market value of all of the Company’s assets immediately before such acquisition.

For purposes of the employment agreements, “good reason” means:

•

the assignment of duties inconsistent with the title of the Named Executive Officer or his current office or a material diminution of the Named Executive Officer’s current authority, duties or responsibilities;

•	a diminution of the Named Executive Officer’s base salary or a material breach of the employment agreement by the Company; or

•

the relocation of the Company’s principal executive offices more than 30 miles from the Company’s present principal executive offices or the transfer of the Named Executive Officer to a place other than the Company’s principal executive offices; and

•	the action causing the “good reason” is not cured within the applicable cure period.

For purposes of the employment agreements, “just cause” means:

•	the Named Executive Officer’s continued and material failure to perform the duties of his employment consistent with his position other than due to disability;

•	the Named Executive Officer’s failure to perform his material obligations under the employment agreement other than due to disability;

•	the Named Executive Officer’s material breach of certain of the Company’s written policies;

•	the Named Executive Officer’s refusal or failure to follow lawful directives of the Board and any supervisors other than due to disability;

•	the Named Executive Officer’s commission of fraud, theft or embezzlement;

•	the Named Executive Officer’s conviction or indictment of a felony or other crime involving moral turpitude; or

•	the Named Executive Officer’s intentional breach of fiduciary duty; and

•	the action causing the “just cause” is not cured within the applicable cure period, if any.

Equity Plans

For equity grants under the 2012 Plan and its predecessor, vesting upon a “change in control” for the Named Executive Officers mirrors the terms of their employment agreements.

The “change in control” provisions in the employment agreements and the equity grants under the 2012 Plan and its predecessor help prevent management from being distracted by rumored or actual changes in control. The “change in control” provisions provide:

•	incentives for those Named Executive Officers to remain with us despite the uncertainties of a potential or actual change in control;

•	assurance of severance payments for terminated Named Executive Officers; and

•	access to equity compensation after a change in control.

Stock Ownership Guidelines

We have adopted stock ownership guidelines for the following officers and designated amounts:

•	Chairman and Chief Executive Officer — shares equal to five times base salary;

•	President — shares equal to five times base salary;

•	Executive Vice Presidents — shares equal to two and 1/2 times base salary;

•	Senior Vice Presidents — shares equal to two times base salary; and

•	Vice Presidents and Executive Directors — shares equal to one and 1/2 times base salary.

Each of the foregoing officers has five years from the later of the date of the closing of our initial public offering and the fifth anniversary of his or her appointment as an officer of the Company in which to achieve the stock ownership position. Shares that will count toward the stock ownership guidelines include time-lapse restricted shares that are still restricted and any shares held in trust by the officer or his immediate family over which he has direct beneficial ownership interest. Shares that will not count toward the stock ownership guidelines include shares underlying unexercised stock options, unexercised stock appreciation rights and performance-based awards for which the performance requirements have not been satisfied. Until each of the above officers reaches the stock ownership level required of his or her position, such officer must hold at least 50% of all “net shares” received through restricted stock vesting or realized through stock option exercises. For this purpose, “net shares” means all shares retained after applicable withholding of any shares for tax purposes. Messrs. Foran, Hairford, Lancaster, Adams and Goodwin each own shares in excess of the minimum requirement set forth in the stock ownership guidelines.

Pursuant to the Company’s insider trading policy, the Company prohibits hedging of its securities by directors, officers or employees. The insider trading policy also restricts directors and executive officers from pledging more than 25% of his or her holdings of the Company’s stock without the prior written consent of the Corporate Governance Committee.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and based on such review and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee,

Reynald A. Baribault, Chair

R. Gaines Baty

Craig T. Burkert

Joe A. Davis

Gregory E. Mitchell

Steven W. Ohnimus

Kenneth L. Stewart

Summary Compensation Table

The following table summarizes the total compensation awarded to, earned by or paid to Messrs. Foran, Hairford, Lancaster, Adams and Goodwin for 2016, 2015 and 2014. This table and the accompanying narrative should be read in conjunction with the Compensation Discussion and Analysis, which sets forth the objectives and other information regarding our executive compensation program.

Name and Principal Position	Year		Salary	Bonus (1)	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	All Other Compensation		Total
Joseph Wm. Foran	2016		$900,000	$800,000	$1,413,450	$1,292,703	$1,575,000	$22,251	(5)	$6,003,404
Chairman of the Board and Chief Executive Officer	2015		$800,000	$750,000	$—	$3,586,811	$1,080,000	$21,795	(6)	$6,238,606
	2014		$750,000	$125,000	$400,000	$822,159	$550,000	$21,710	(7)	$2,668,869

Matthew V. Hairford	2016		$550,000	$200,000	$479,880	$438,882	$908,000	$22,452	(8)	$2,599,214
President	2015		$500,000	$125,000	$—	$682,293	$563,000	$22,452	(8)	$1,892,745
	2014		$450,000	$50,000	$184,999	$485,101	$300,000	$22,102	(9)	$1,492,202

David E. Lancaster	2016		$475,000	$250,000	$372,990	$341,132	$784,000	$18,550	(10)	$2,241,672
Executive Vice President and Chief Financial Officer	2015		$425,000	$175,000	$146,301	$339,753	$470,000	$18,550	(10)	$1,574,604
	2014		$400,000	$50,000	$325,002	$267,201	$250,000	$18,200	(10)	$1,310,403

Craig N. Adams	2016		$475,000	$350,000	$372,990	$341,132	$665,000	$20,831	(11)	$2,224,953
Executive Vice President —	2015		$425,000	$200,000	$146,301	$339,753	$385,000	$20,831	(11)	$1,516,885
Land, Legal & Administration	2014	(12)	$—	$—	$—	$—	$—	$—		$—

Billy E. Goodwin	2016		$425,000	$165,000	$296,655	$271,310	$595,000	$18,550	(10)	1,771,515
Senior Vice President —	2015	(12)	$—	$—	$—	$—	$—	$—		$—
Operations	2014	(12)	$—	$—	$—	$—	$—	$—		$—

(1)	Reflects ad hoc discretionary bonuses awarded by the Independent Board to recognize such Named Executive Officer’s contributions to certain transactions and accomplishments of the Company.
(2)	Reflects the grant date fair value of service-based restricted stock computed in accordance with FASB ASC Topic 718.
(3)	Reflects the grant date fair value of option awards computed in accordance with FASB ASC Topic 718. Our policy and assumptions made in the valuation of the stock options are contained in Note 2 and Note 8 of the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2016.
(4)	Represents awards pursuant to the Incentive Plan in 2016 or the 2015 and 2014 Incentive Programs pursuant to the 2012 Annual Incentive Plan, respectively.
(5)	Consists of $18,550 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits,” $1,102 in premiums reimbursed to Mr. Foran for a life insurance policy covering Mr. Foran and $2,599 in long-term care insurance premiums.
(6)	Consists of $18,550 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits,” $646 in premiums reimbursed to Mr. Foran for a life insurance policy covering Mr. Foran and $2,599 in long-term care insurance premiums.
(7)	Consists of $18,200 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits,” $911 in premiums reimbursed to Mr. Foran for a life insurance policy covering Mr. Foran and $2,599 in long-term care insurance premiums.
(8)	Consists of $18,550 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $3,902 in long-term care insurance premiums.
(9)	Consists of $18,200 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $3,902 in long-term care insurance premiums.
(10)	Reflects 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits.”
(11)	Consists of $18,550 in 401(k) matching contributions as described in “— Compensation Discussion and Analysis — Benefits” and $2,281 in long-term care insurance premiums.
(12)	Mr. Adams was not a Named Executive Officer in 2014. Mr. Goodwin was not a Named Executive Officer in 2015 or 2014.

Grants of Plan-Based Awards Table

The following table sets forth certain information regarding non-equity awards granted by the Company pursuant to the Incentive Plan and stock and option awards granted by the Company pursuant to the 2012 Long-Term Incentive Plan during the year ended December 31, 2016 to the Named Executive Officers below:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units	All Other Option Awards: Number of Securities Underlying Options(2)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum
Name	Grant Date	($)	($)	($)	(# shares)	(# shares)	($/share)	($)
Joseph Wm. Foran	2/19/16	—	—	1,658,244	94,230	235,465	15.00	2,706,153
Matthew V. Hairford	2/19/16	—	—	967,309	31,992	79,942	15.00	918,762
David E. Lancaster	2/19/16	—	—	967,309	24,866	62,137	15.00	714,122
Craig N. Adams	2/19/16	—	—	967,309	24,866	62,137	15.00	714,122
Billy E. Goodwin	2/19/16	—	—	967,309	19,777	49,419	15.00	567,965

(1)	See “— Compensation Discussion and Analysis — 2016 Annual Incentive Compensation” and “— Summary Compensation Table — Non-Equity Incentive Plan Compensation” regarding the actual payments made to the Named Executive Officers pursuant to the Incentive Plan. As discussed in “Compensation Discussion and Analysis,” a maximum payout is provided under the Incentive Plan for the 2016 awards granted thereunder, which maximum payout may be reduced (but not increased) at the discretion of the Independent Directors. Thus, for 2016, the Incentive Plan does not provide for threshold or target payouts.
(2)	The term of such option awards is five years.

Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table

On August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. On March 13, 2014, we entered into an employment agreement with Mr. Adams and effective February 19, 2016, we entered into an employment agreement with Mr. Goodwin.

Mr. Foran. His employment agreement extends for a 24-month term that automatically renews each month for an additional month unless either the Company or Mr. Foran gives written notice that the term will no longer be extended. For 2016, his base salary was $900,000. Effective January 1, 2017, his base salary is $1,000,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements” regarding the payments to be made to Mr. Foran upon termination of his employment and/or a “change in control.”

Mr. Hairford. His employment agreement extends for an 18-month term that automatically renews each month for an additional month unless either the Company or Mr. Hairford gives written notice that the term will no longer be extended. For 2016, his base salary was $550,000. Effective January 1, 2017, his base salary is $600,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements” regarding the payments to be made to Mr. Hairford upon termination of his employment and/or a “change in control.”

Mr. Lancaster. His employment agreement extends for an 18-month term that automatically renews each month for an additional month unless either the Company or Mr. Lancaster gives written notice that the term will no longer be extended. For 2016, his base salary was $475,000. Effective January 1, 2017, his base salary is $550,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements” regarding the payments to be made to Mr. Lancaster upon termination of his employment and/or a “change in control.”

Mr. Adams. His employment agreement extends for an 18-month term that automatically renews each month for an additional month unless either the Company or Mr. Adams gives written notice that the term will no longer be extended. For 2016, his base salary was $475,000. Effective January 1, 2017, his base salary is $525,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements” regarding the payments to be made to Mr. Adams upon termination of his employment and/or a “change in control.”

Mr. Goodwin. His employment agreement extends for an 18-month term that automatically renews each month for an additional month unless either the Company or Mr. Goodwin gives written notice that the term will no longer be extended. For 2016, his base salary was $425,000. Effective January 1, 2017, his base salary is $500,000, and he is eligible to participate in the Incentive Plan and receive awards pursuant to the 2012 Plan. See “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements” regarding the payments to be made to Mr. Goodwin upon termination of his employment and/or a “change in control.”

Non-Equity Incentive Plan Compensation. See “— Compensation Discussion and Analysis — 2016 Annual Incentive Compensation” regarding payments under the Incentive Plan.

Long-Term Incentive Compensation. See “— Compensation Discussion and Analysis — 2016 Long-Term Incentive Compensation” regarding 2016 long-term incentive compensation.

General. Base salary and the amount of cash bonuses, including non-equity awards granted by the Company pursuant to the Incentive Plan, paid for 2016 represented from approximately 55% to approximately 67% of the Named Executive Officers’ total compensation as represented in the Summary Compensation Table with the percentages being as follows: Mr. Foran — 54.6%; Mr. Hairford — 63.8%; Mr. Lancaster — 67.3%; Mr. Adams — 67.0%; and Mr. Goodwin — 66.9%.

Outstanding Equity Awards at December 31, 2016

The following table summarizes the total outstanding option awards at December 31, 2016 for each Named Executive Officer:

	Option Awards
Name	Number of Securities Underlying Unexercised Stock Options (#) Exercisable	Number of Securities Underlying Unexercised Stock Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Joseph Wm. Foran	80,208	—	$10.49	4/15/17
	87,500	87,500	$8.21	3/7/18
	10,147	10,147	$19.71	2/10/19
	34,188	34,188	$23.40	3/6/19
	—	228,571	$22.01	1/20/20
	—	105,000	$21.66	2/26/20
	—	27,451	$27.72	4/29/20
	—	235,465	$15.00	2/18/21

Matthew V. Hairford	10,000	—	$9.00	2/21/20
	32,500	—	$10.49	4/15/17
	58,750	58,750	$8.21	3/7/18
	2,537	2,537	$19.71	2/10/19
	23,077	23,077	$23.40	3/6/19
	—	62,857	$22.01	1/20/20
	—	5,882	$27.72	4/29/20
	—	79,942	$15.00	2/18/21

David E. Lancaster	15,000	—	$9.00	2/21/20
	42,500	—	$10.49	4/15/17
	62,500	62,500	$8.21	3/7/18
	3,805	3,805	$19.71	2/10/19
	10,684	10,684	$23.40	3/6/19
	—	30,000	$22.01	1/20/20
	—	3,922	$27.72	4/29/20
	—	62,137	$15.00	2/18/21

Craig N. Adams	20,000	20,000	$8.21	3/7/18
	3,171	3,171	$19.71	2/10/19
	12,900	12,901	$23.40	3/6/19
	—	30,000	$22.01	1/20/20
	—	3,922	$27.72	4/29/20
	—	62,137	$15.00	2/18/21

Billy E. Goodwin	—	18,750	$8.18	3/11/18
	5,516	5,517	$22.66	3/16/19
	—	34,286	$22.01	1/20/20
	—	49,419	$15.00	2/18/21

The following table provides the vesting dates at December 31, 2016 for unvested stock options:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Billy E. Goodwin
3/8/17	87,500	58,750	62,500	20,000	—
3/12/17	—	—	—	—	18,750
4/30/17	13,725	2,941	1,961	1,961	—
1/21/18	228,571	62,857	30,000	30,000	34,286
2/11/18	10,147	2,537	3,805	3,171	—
2/27/18	105,000	—	—	—	—
3/7/18	34,188	23,077	10,684	12,901	—
3/17/18	—	—	—	—	5,517
2/19/19	235,465	79,942	62,137	62,137	49,419
4/30/19	13,726	2,941	1,961	1,961	—

Total Unvested Stock Options	728,322	233,045	173,048	132,131	107,972

The following table summarizes the total outstanding restricted stock awards at December 31, 2016 for each Named Executive Officer:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested	Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Joseph Wm. Foran	142,777	$3,677,936	—	—
Matthew V. Hairford	61,146	$1,575,121	—	—
David E. Lancaster	68,290	$1,759,150	—	—
Craig N. Adams	49,781	$1,282,359	—	—
Billy E. Goodwin	19,777	$509,456	—	—

The following table provides the vesting dates at December 31, 2016 for restricted stock:

Vesting Date	Joseph Wm. Foran	Matthew V. Hairford	David E. Lancaster	Craig N. Adams	Billy E. Goodwin
3/8/17	40,000	25,000	30,000	15,000	—
1/21/18	—	—	4,375	4,375	—
2/11/18	—	1,269	1,903	1,586	—
3/7/18	8,547	2,885	5,342	2,150	—
4/30/18	—	—	1,804	1,804	—
2/19/19	94,230	31,992	24,866	24,866	19,777

Total Unvested Shares	142,777	61,146	68,290	49,781	19,777

Option Exercises and Stock Vested

The following table provides each exercise of stock options and each vesting of restricted stock for each Named Executive Officer during 2016:

	Option Awards Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Joseph Wm. Foran	—	$—	18,573	$381,251
Matthew V. Hairford	—	$—	8,215	$160,396
David E. Lancaster	—	$—	12,557	$244,219
Craig N. Adams	20,000	$307,000	6,235	$121,918
Billy E. Goodwin	20,833	$247,288	2,604	$55,023

Potential Payments Upon Termination or Change in Control

2012 Plan and its Predecessor

Equity awards under the 2012 Plan and its predecessor vest upon a “change in control” for the Named Executive Officers according to the terms of their employment agreements described below.

Employment Agreements

As described under “Discussion Regarding Summary Compensation Table and Grants of Plan-Based Awards Table,” in contemplation of our initial public offering, on August 9, 2011, we entered into employment agreements with Messrs. Foran, Hairford and Lancaster. In addition, on March 13, 2014, we entered into an employment agreement with Mr. Adams, and effective February 19, 2016, we entered into an employment agreement with Mr. Goodwin. The principal difference in Mr. Adams’ and Mr. Goodwin’s employment agreements as compared to the employment agreement of Messrs. Foran, Hairford and Lancaster is that Mr. Adams’ and Mr. Goodwin’s agreements do not include a “modified single trigger” that would have allowed them to receive a “change in control” payment if they terminated their agreements without “good reason” within 30 days prior to or 12 months after a change in control. Pursuant to the terms of the employment agreements, we may be required to make certain payments to one or more of our Named Executive Officers upon the occurrence of certain events resulting in such Named Executive Officer’s termination. The employment agreements do not provide for gross-ups for excise taxes on severance or other payments in connection with a change in control. For a detailed description of the events that may trigger such payments, see “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements.”

The employment agreements each contain a non-disclosure of confidential information provision that requires each Named Executive Officer to maintain, both during and after employment, the confidentiality of information used by such Named Executive Officer in the performance of his job duties.

Additionally, each of the employment agreements contains a non-competition provision, pursuant to which Messrs. Foran, Hairford, Lancaster, Adams and Goodwin have agreed that: (i) for six months following termination by us for total disability, or by such Named Executive Officer for good reason, or (ii) for 12 months following termination (a) by us for just cause, (b) by such Named Executive Officer other than for good reason or (c) in connection with a change in control, such Named Executive Officer shall not, without our prior written consent (not to be unreasonably withheld if the Named Executive Officer’s employment is terminated by the Named Executive Officer other than for good reason), directly or indirectly: (x) invest in (other than investments in publicly-owned companies which constitute not more than 1% of the voting securities of any such company) a competing business with significant assets in the restricted area (each as defined below), or (y) participate in a competing business as a manager, employee, director, officer, consultant, independent contractor or other capacity or otherwise provide, directly or indirectly, services or assistance to a competing business in a position that involves input into or direction of such competing business’s decisions within the restricted area.

For purposes of the employment agreements:

“competing business” means any person or entity engaged in oil and natural gas exploration, development, production and acquisition activities;

“significant assets” means oil and natural gas reserves with an aggregate fair market value of $25 million or more; and

“restricted area” means a one-mile radius of any oil and natural gas reserves held by us as of the end of the Named Executive Officer’s employment, plus any county or parish where we have significant assets as of the end of the Named Executive Officer’s employment. See the definitions of “change in control,” “good reason” and “just cause” set forth in “— Compensation Discussion and Analysis — Termination of Employment Arrangements — Employment Agreements.”

Furthermore, other than Mr. Foran’s employment agreement, each employment agreement contains an anti-solicitation provision, pursuant to which, during the restricted periods described above, subject to certain exceptions, Messrs. Hairford, Lancaster, Adams and Goodwin shall not, without our prior written consent, solicit for employment or a contracting relationship, or employ or retain any person who is or has been, within six months prior to such time, employed by or engaged as an individual independent contractor by us or our affiliates or induce or attempt to induce any such person to leave his or her employment or independent contractor relationship with us or our affiliates.

For the Named Executive Officer to receive any severance payments described below for termination by us without just cause, by the Named Executive Officer for good reason or, following a change in control, by us without cause or by the Named Executive Officer with good reason, with respect to Mr. Adams and Mr. Goodwin, or with or without good reason, with respect to Messrs. Foran, Hairford and Lancaster, the Named Executive Officer must comply with the non-disclosure, non-competition and non-solicitation provisions described above.

Finally, as a condition to receiving any severance payments and other payments under their respective employment agreements, each Named Executive Officer is required to execute a separation agreement and release in favor of us.

To describe the payments and benefits that are triggered for each event of termination, we have created the following table estimating the payments and benefits that would be paid to each Named Executive Officer under each element of our compensation program assuming that such Named Executive Officer’s employment agreement terminated on December 31, 2016, the last day of our 2016 fiscal year. In all cases, the amounts were valued as of December 31, 2016, based upon, where applicable, the closing price of our Common Stock of $25.76 per share. The amounts in the table below are calculated as of December 31, 2016 pursuant to SEC rules and are not intended to reflect actual payments that may be made. Actual payments that may be made will be based on the dates and circumstances of the applicable event.

	Payment Upon Termination
Named Executive Officer	Category of Payment	Upon Death or Total Disability (1)		Upon Mutual Agreement or Dissolution/ Liquidation (1)		Termination by Us Without Just Cause or by Named Executive Officer for Good Reason (1)		Termination Following a Change in Control Without Cause or by Named Executive Officer With or Without Good Reason (2)
Joseph Wm. Foran	Salary	$—		$—		$1,800,000	(3)	$2,700,000	(4)
	Bonus	2,102,500	(5)	2,102,500	(5)	4,205,000	(6)	6,307,500	(7)
	Vesting equity	—		—		—		9,176,878	(8)

	Total	$2,102,500		$2,102,500		$6,005,000		$18,184,378

Matthew V. Hairford	Salary	$—		$—		$825,000	(9)	$1,650,000	(4)
	Bonus	898,000	(5)	898,000	(5)	1,347,000	(10)	2,694,000	(7)
	Vesting equity	—		—		—		3,771,884	(8)

	Total	$898,000		$898,000		$2,172,000		$8,115,884

David E. Lancaster	Salary	$—		$—		$712,500	(9)	$1,425,000	(4)
	Bonus	839,500	(5)	839,500	(5)	1,259,250	(10)	2,518,500	(7)
	Vesting equity	—		—		—		3,685,354	(8)

	Total	$839,500		$839,500		$1,971,750		$7,628,854

Craig N. Adams	Salary	$—		$—		$712,500	(9)	$1,425,000	(4)
	Bonus	800,000	(5)	800,000	(5)	1,200,000	(10)	2,400,000	(7)
	Vesting equity	—		—		—		2,464,084	(8)

	Total	$800,000		$800,000		$1,912,500		$6,289,084

Billy E. Goodwin	Salary	$—		$—		$425,000	(11)	$850,000	(3)
	Bonus	562,500	(5)	562,500	(5)	562,500	(5)	1,125,000	(6)
	Vesting equity	—		—		—		1,516,504	(8)

	Total	$562,500		$562,500		$987,500		$3,491,504

(1)

Amounts due upon death, total disability, mutual agreement, dissolution or liquidation, termination by us without cause or termination by Named Executive Officer for good reason are payable in a lump sum on the 60th day following the date of termination unless otherwise required by Section 409A of the Code.

(2)	Amounts due following a change in control are payable in a lump sum on the date which immediately follows six months from the date of termination or, if earlier, within 30 days of such Named Executive Officer’s death.
(3)	Represents two times such Named Executive Officer’s base salary as of the termination date.
(4)	Represents three times such Named Executive Officer’s base salary as of the termination date.
(5)	Represents the average annual amount of bonuses, including pursuant to the Incentive Plan and its predecessor, paid to such Named Executive Officer with respect to prior two calendar years (2015-2016).
(6)	Represents two times an amount equal to the average annual amount of bonuses, including pursuant to the Incentive Plan and its predecessor, paid to such Named Executive Officer with respect to prior two calendar years (2015-2016).
(7)	Represents three times an amount equal to the average annual amount of bonuses, including pursuant to the Incentive Plan and its predecessor, paid to such Named Executive Officer with respect to prior two calendar years (2015-2016).
(8)	The employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with or without “Good Reason,” with respect to Messrs. Foran, Hairford and Lancaster, within 30 days prior to, or 12 months following, a “change in control.” With respect to Messrs. Adams and Goodwin, the employment agreements provide for accelerated and full vesting of unvested incentive awards held by these Named Executive Officers in the event that such Named Executive Officer is terminated without “Just Cause” or terminates his employment with “Good Reason,” within 30 days prior to, or 12 months following, a “change in control.” The amount disclosed reflects the closing price of our Common Stock on December 31, 2016 of $25.76 per share multiplied by the number of unvested service-based shares of restricted stock held by such Named Executive Officer on December 31, 2016, in addition to the intrinsic value of the stock options held by such Named Executive Officer based upon the exercise price of such stock options being less than the closing price of our Common Stock on December 31, 2016.
(9)	Represents 1.5 times such Named Executive Officer’s base salary as of the termination date.
(10)	Represents 1.5 times an amount equal to the average annual amount of bonuses, including pursuant to the Incentive Plan and its predecessor, paid to such Named Executive Officer with respect to prior two calendar years (2015-2016).
(11)	Represents an amount equal to such Named Executive Officer’s base salary as of the termination date.

DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Restricted Stock Units (1) ($)	All Other Compensation ($)	Total ($)
Reynald A. Baribault	86,000	—	134,602	—	220,602
R. Gaines Baty(2)	11,000	—	34,108	—	45,108
Craig T. Burkert(3)	40,500	—	67,749	—	108,249
William M. Byerley(4)	35,050	—	67,749	—	102,799
Joe A. Davis(4)	37,050	—	67,749	—	104,799
David M. Laney(5)	91,000	—	134,602	—	225,602
Gregory E. Mitchell	67,000	—	134,602	—	201,602
Steven W. Ohnimus	72,000	—	134,602	—	206,602
Carlos M. Sepulveda, Jr.(6)	112,000	—	134,602	—	246,602
Margaret B. Shannon(7)	75,250	—	134,602	—	209,852
Don C. Stephenson(8)	51,850	—	66,853	—	118,703
George M. Yates	69,000	—	134,602	—	203,602

(1)	Based on the fair market value of the restricted stock units on the date of grant. Subject to a three year ratable vesting period; provided, however, the vesting of restricted stock units may be accelerated upon certain termination of service events, as discussed in more detail under “— Compensation for 2017.”
(2)	Mr. Baty joined the Board on October 28, 2016.
(3)	Mr. Burkert joined the Board on June 9, 2016.
(4)	Messrs. Byerley and Davis joined the Board on June 24, 2016.
(5)	Includes $10,000 earned by the director for additional committee service provided during 2016.
(6)	Includes $20,000 earned by the director for additional committee service provided during 2016. Mr. Sepulveda retired from the Board effective January 6, 2017. In connection with his retirement, the Board accelerated the vesting of his then-outstanding unvested restricted stock units.
(7)	Ms. Shannon retired from the Board effective December 2, 2016. In connection with her retirement, the Board accelerated the vesting of her then-outstanding unvested restricted stock units.
(8)	Includes $20,000 earned by the director for additional committee service provided during 2016. Mr. Stephenson’s term on the Board expired on June 9, 2016. In connection with the expiration of Mr. Stephenson’s term, the Board accelerated the vesting of his then-outstanding unvested restricted stock units.

Compensation for 2016

During 2016, we targeted our non-employee directors’ compensation to approximate the 50th percentile of the Peer Group used for benchmarking the non-employee directors’ compensation. During 2016, our director compensation program was the following:

•	annual cash retainer of $54,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•

the chair of the Audit Committee would receive an additional cash retainer of $25,000 annually and the chairs of the Nominating, Compensation and Planning Committee (as predecessor to the Compensation Committee and the Nominating Committee), the Corporate Governance Committee, the Prospect Committee and the Operations and Engineering Committee would each receive an additional cash retainer of $15,000 annually; and

•

each non-employee director would receive RSUs equal to up to $135,000 in value annually with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

In addition, we reimbursed our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Compensation for 2017

For 2017, our non-employee directors’ compensation program has been adjusted as set forth below:

•	annual cash retainer of $54,000;

•	cash meeting fee of $1,000 per day for each day of Board and committee service;

•

the chair of the Audit Committee will receive an additional cash retainer of $25,000 annually and the chairs of the Compensation Committee, the Corporate Governance Committee, the Nominating Committee, the Operations and Engineering Committee and the Prospect Committee will each receive an additional cash retainer of $15,000 annually;

•	The lead independent director will receive an additional cash retainer of $100,000 annually;

•

for each of the first and second quarters of 2017, each non-employee director will receive RSUs equal to up to $33,750 in value quarterly with the restrictions lapsing in one-third increments on each of the first, second and third anniversaries of the date of grant. Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due; and

•

at the meeting of the Board immediately following the Annual Meeting, each non-employee director will receive a one-time annual grant of RSUs equal to up to $135,000 in value with the restrictions lapsing immediately prior to the election of the nominees for director at the 2018 Annual Meeting (the “2017 RSU Award”). Each grant may be adjusted downward (but not upward) in value based upon the non-employee director’s attendance and contributions at Board or committee meetings called during the period for which RSUs are due.

If a director is appointed or elected to the Board at any time following the Annual Meeting but prior to the 2018 Annual Meeting, such director will be granted the applicable percentage of the 2017 RSU Award detailed below, effective on the date of such director’s appointment: (i) if a director is appointed or elected to the Board within 90 days after the Annual Meeting, such director shall be entitled to receive 100% of the 2017 RSU Award; (ii) if a director is appointed or elected to the Board more than 90 days but 180 or fewer days after the Annual Meeting, such director shall be entitled to receive 75% of the 2017 RSU Award; (iii) if a director is appointed or elected to the Board more than 180 days but 270 or fewer days after the Annual Meeting, such director shall be entitled to receive 50% of the 2017 RSU Award; and (iv) if a director is appointed or elected to the Board more than 270 days after the Annual Meeting but prior to the 2018 Annual Meeting, such director shall be entitled to receive 25% of the 2017 RSU award.

For 2017, the Board determined that, effective immediately prior to the election of the nominees for director at the Annual Meeting, the vesting of all outstanding RSUs granted prior to the Annual Meeting and held by a director or special Board advisor (the “Outstanding RSUs”) would be automatically accelerated immediately prior to, and on the date of, such director’s or special Board advisor’s termination of service (as defined in, and pursuant to, the 2012 Plan), subject to certain exceptions.

In addition, we will continue to reimburse our directors for travel, lodging and related expenses incurred in attending Board and committee meetings.

Director Ownership Guidelines

The non-employee directors follow our voluntary stock ownership guidelines for non-employee directors. Within three years of becoming a director, each non-employee director will be expected to own $250,000 of Common Stock and continue to hold such shares while serving as a director. All directors own in excess of $250,000 of Common Stock or expect to meet the guidelines within three years of becoming a director. Shares that count toward the stock ownership guidelines include time-lapse restricted stock or RSUs that are still restricted and any shares held in trust by the director or his or her immediate family over which he or she has direct beneficial ownership interest. Shares that do not count toward the stock ownership guidelines include shares underlying unexercised stock options and unexercised stock appreciation rights.

Special Board Advisor Compensation

Our special Board advisors are compensated with stock and/or cash awards based upon meeting attendance or as otherwise agreed to pursuant to consulting arrangements with such advisors. We reimburse our special Board advisors for travel, lodging and related expenses incurred in attending Board and committee meetings. The special Board advisor compensation of Messrs. Downey and Rolfe is the same as for the non-employee directors as described above.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table presents the securities authorized for issuance under our equity compensation plans as of December 31, 2016.

Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders (1)(2)	2,872,954	$15.59	3,963,427
Equity compensation plans not approved by security holders	—	—	—

Total	2,872,954	$15.59	3,963,427

(1)	Our Board has determined not to make any additional awards under the Matador Resources Company 2003 Stock and Incentive Plan.
(2)	The Amended and Restated 2012 Long-Term Incentive Plan was adopted by our Board of Directors in April 2015 and approved by our shareholders on June 10, 2015.

TRANSACTIONS WITH RELATED PERSONS

Except as disclosed below, during 2016 there was not, nor was there proposed as of December 31, 2016, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeded or exceeds $120,000 and in which any of our directors, executive officers, holders of more than 5% of any class of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than compensation arrangements with directors and executive officers, which are described in “Executive Compensation — Compensation Discussion and Analysis” above.

HEYCO Joint Ventures

In June 2015, the Company entered into two joint ventures (the “Joint Ventures”) to develop certain leasehold interests held by certain affiliates (the “HEYCO Affiliates”) of HEYCO Energy Group, Inc., the former parent company of Harvey E. Yates Company. The HEYCO Affiliates are owned by George M. Yates, who was appointed to the Board on April 28, 2015 in accordance with the terms of the HEYCO Merger, and certain of his affiliates. Pursuant to the terms of the transaction, the HEYCO Affiliates contributed an aggregate of approximately 1,900 net acres, primarily in the same properties previously held by HEYCO, to the two newly-formed entities in exchange for a 50% interest in each entity. The Company has agreed to contribute an aggregate of approximately $14 million in exchange for the other 50% interest in both entities. As of December 31, 2016, the Company had contributed an aggregate of approximately $2.1 million to the two entities. The Company’s contributions are being used to fund capital expenditures associated with the interests owned by the Joint Ventures as well as to fund acquisitions by the Joint Ventures of other non-operated acreage opportunities.

The Audit Committee reviewed the terms of the Joint Ventures for potential conflicts of interest under the Company’s related party transaction policy, effective October 12, 2011 (the “Related Party Transaction Policy”), and, after being fully informed as to Mr. Yates’ relationship and interest and all other material facts related to the Joint Ventures, determined that the Joint Ventures were fair to the Company and recommended the Joint Ventures to the full Board for approval and ratification. The Board subsequently approved and ratified the Joint Ventures.

In addition, in light of Mr. Yates’ ongoing services to HEYCO Energy Group, Inc., the Board, in accordance with Texas corporate law, adopted resolutions which renounce and provide for a waiver of certain corporate opportunities with respect to Mr. Yates. As a result, Mr. Yates will have no fiduciary duty to present certain corporate opportunities related to Mr. Yates’ existing oil and gas holdings and/or in areas where Matador does not currently operate.

Working Interest Acquisition

A sibling of Mr. Yates is affiliated with and controls Jalapeno Corporation (“Jalapeno”). In an arms-length transaction completed in 2016, the Company acquired Jalapeno’s working interest in certain oil and natural gas properties operated by the Company (the “Working Interest Acquisition”). The Company paid Jalapeno approximately $3.6 million for the Working Interest Acquisition.

The Audit Committee reviewed the terms of the Working Interest Acquisition for potential conflicts of interest under the Related Party Transaction Policy and, after being fully informed as to Mr. Yates’ relationship and interest and all other material facts related to the Working Interest Acquisition, determined that the Working Interest Acquisition was fair to the Company and recommended the Working Interest Acquisition to the full Board for approval and ratification. The Board subsequently approved and ratified the Working Interest Acquisition.

Term Assignment

A sibling of Mr. Yates is affiliated with and controls Yates Energy Corporation (“Yates Energy”). In an arms-length transaction completed in 2016, the Company acquired a term assignment of Yates Energy’s working interest in certain oil and natural gas properties operated by the Company (the “Term Assignment”). The Company paid Yates Energy approximately $170,000 for the Term Assignment.

The Audit Committee reviewed the terms of the Term Assignment for potential conflicts of interest under the Related Party Transaction Policy and, after being fully informed as to Mr. Yates’ relationship and interest and all other material facts related to the Term Assignment, determined that the Term Assignment was fair to the Company and recommended the Term Assignment to the full Board for approval and ratification. The Board subsequently approved and ratified the Term Assignment.

Working Interest and Overriding Royalty Interest Owners

Certain HEYCO Affiliates or entities controlled by members of Mr. Yates’ family (collectively, the “Yates Entities”) are working interest owners and/or overriding royalty interest owners in certain properties operated by the Company or in which the Company also holds a working interest. As working interest owners, the Yates Entities are required to pay their proportionate share of all costs and are entitled to receive their proportionate share of revenues in the normal course of business. As overriding royalty interest owners, the Yates Entities are entitled to receive their proportionate share of revenues from the wells in which they own an interest in the normal course of business. During 2016, revenues, net of costs, received by the Yates Entities in their capacities as working interest owners or overriding royalty interest owners were approximately $883,000 (the “Yates Net Revenue Payments”).

In our capacity as operator, we incur drilling and operating costs that are billed to our partners based on their respective working interests. During 2016, our joint interest billings to the Yates Entities attributable to their share of costs were approximately $1.1 million (the “Yates Billings”). This represents less than 1% of our total joint interest billings during 2016. As a result of this ownership by the Yates Entities, from time to time, we will be in a net receivable or net payable position with the Yates Entities. We do not consider any net receivables from these parties to be uncollectible.

The Audit Committee reviewed the terms of the working interests and/or overriding royalty interests of the Yates Entities for potential conflicts of interest under the Related Party Transaction Policy, and, after being fully informed as to Mr. Yates’ relationship and interest in such transactions and all other material facts related to the Yates Net Revenue Payments and Yates Billings, determined that such transactions and the Yates Net Revenue Payments and Yates Billings were fair to the Company and recommended such transactions and the Yates Net Revenue Payments and Yates Billings to the full Board for approval and ratification. The Board subsequently approved and ratified the transactions and the Yates Net Revenue Payments and Yates Billings.

Certain Employment Relationships

Billy E. Goodwin, Senior Vice President — Operations, was appointed as an executive officer of the Company in connection with his February 2016 promotion to his present role. Two of Mr. Goodwin’s adult children are employees of the Company and each earned in 2016, and are expected to be compensated in 2017, between $120,000 and $500,000. One of Mr. Goodwin’s children has a bachelor’s degree in petroleum engineering from the University of Tulsa and over seven years of industry experience, including as a regional drilling supervisor for another publicly traded exploration and production company. Mr. Goodwin’s other child has a bachelor’s degree in energy management from the University of Tulsa and a bachelor’s degree in general business and management from Oklahoma State University. He also has over seven years of industry experience, including as a drilling fluids engineer for a publicly traded oilfield services company and as a landman for a publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangements for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to the employment arrangements and historical and anticipated compensation of Mr. Goodwin’s adult children, and all other material facts related to the relationship, determined that the employment arrangements were fair to the Company and recommended the employment arrangements to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangements.

Reynald A. Baribault is a member of the Board. Mr. Baribault’s sister-in-law is an employee of the Company and earned in 2016, and is expected to be compensated in 2017 between $120,000 and $200,000. Mr. Baribault’s sister-in-law has a diploma from the Executive Secretarial School and is a certified legal assistant, having completed the Southern Methodist University Legal Assistants Program. She has over 35 years of experience as a legal assistant. The Audit Committee reviewed the terms of the employment arrangements for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to the employment arrangements and historical and anticipated compensation of Mr. Baribault’s sister-in-law, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

An adult child of Joseph Wm. Foran, Chairman and CEO, is an employee of the Company and is expected to be compensated in 2017 between $120,000 and $200,000. Mr. Foran’s child has a bachelor’s degree in human resources development and a master’s degree in human resources management, both from Texas A&M University. She has more than six years of industry experience, including with another publicly traded exploration and production company. The Audit Committee reviewed the terms of the employment arrangement for potential conflicts of interest under the Company’s Related Party Transaction Policy and, after being fully informed as to the employment arrangement and historical and anticipated compensation of Mr. Foran’s adult child, and all other material facts related to the relationship, determined that the employment arrangement was fair to the Company and recommended the employment arrangement to the full Board for approval and ratification. The Board subsequently approved and ratified such employment arrangement.

Procedures for Approval of Related Party Transactions

Pursuant to the Related Party Transaction Policy, a “Related Party Transaction” is defined as a transaction (including any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness)), or series of related transactions, or any material amendment to any such transaction, involving a Related Party (as defined below) and in which we are a participant, other than:

•	a transaction involving compensation of directors;

•

a transaction involving compensation of an executive officer or involving an employment agreement, severance agreement, change in control provision or agreement or a special supplemental benefit for an executive officer;

•	a transaction available to all employees generally or to all salaried employees generally;

•	a transaction with a Related Party involving less than $120,000;

•

a transaction in which the interest of the Related Party arises solely from the ownership of a class of our equity securities and all holders of that class receive the same benefit on a pro rata basis; or

•

a transaction in which the rates or charges involved therein are determined by competitive bids, or a transaction that involves the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

“Related Party” means:

•	any person who is, or at any time during the applicable period was, one of our executive officers or one of our directors or nominees for directors;

•	any person who is known by us to be the beneficial owner of more than 5% of our Common Stock;

•	any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law,

brother-in-law or sister-in-law of a director, nominee for director, executive officer or a beneficial owner of more than 5% of our Common Stock; and

•

any firm, corporation or other entity that is owned or controlled by any of the foregoing persons or in which any of the foregoing persons is a general partner or executive officer or in which such person, together with all other of the foregoing persons, owns 10% or more of the equity interests thereof.

Pursuant to the Related Party Transaction Policy, the Audit Committee must review all material facts of each Related Party Transaction and recommend either approval or disapproval of the Related Party Transaction to the full Board, subject to certain limited exceptions. In determining whether to recommend approval or disapproval of the Related Party Transaction, the Audit Committee must, after reviewing all material facts of the Related Party Transaction and the Related Party’s relationship and interest, determine whether the Related Party Transaction is fair to the Company. Further, the policy requires that all Related Party Transactions be disclosed in our filings with the SEC and/or our website in accordance with applicable laws, rules and regulations.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our Common Stock as of April 7, 2017 for (i) each person beneficially owning more than 5% of the outstanding shares of our Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company listed in the Summary Compensation Table and (iv) all of our directors and executive officers as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder possesses sole voting and investment power with respect to its, his or her shares. The business address of each of our directors and executive officers is c/o Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240. The applicable percentage ownership is based on 100,142,297 shares of our Common Stock issued and outstanding as of April 7, 2017, plus, on an individual basis, the right of that individual to (i) obtain Common Stock upon exercise of stock options or (ii) obtain Common Stock upon the vesting or delivery of restricted stock units, in each case within 60 days of April 7, 2017. The information is based on Form 3s, Form 4s, Schedule 13Ds, Schedule 13Gs and Schedule 13G/As filed through April 7, 2017.

Name	Amount and Nature of Ownership of Common Stock	Percent of Class
Directors and Named Executive Officers:
Joseph Wm. Foran (1)	4,470,646	4.5%
Craig N. Adams (2)	161,660	*
Reynald A. Baribault (3)	30,482	*
R. Gaines Baty	15,450	*
Craig T. Burkert (4)	70,409	*
William M. Byerley	4,207	*
Joe A. Davis (5)	8,767	*
Julia P. Forrester	2,000	*
Billy E. Goodwin (6)	112,142	*
Matthew V. Hairford (7)	433,758	*
David E. Lancaster (8)	557,045	*
David M. Laney (9)	484,659	*
Gregory E. Mitchell (10)	214,724	*
Steven W. Ohnimus (11)	91,459	*
Kenneth L. Stewart	10,000	*
George M. Yates (12)	4,805,055	4.8%
All Directors and Executive Officers as a Group (19 persons) (13) :	11,982,478	11.9%

Other 5% Owners:
T. Rowe Price Associates, Inc. (14)	10,731,277	10.7%
TIAA-CREF Investment Management, LLC (15)	7,236,283	7.2%
The VanGuard Group (16)	6,992,438	7.0%
BlackRock, Inc. (17)	5,800,706	5.8%

*	Less than one percent (1%)
(1)

Includes (i) 1,084,933 shares of Common Stock held of record by Sage Resources, Ltd., a limited partnership owned by the Foran family, including Mr. Foran; (ii) 4,000 shares of Common Stock held of record by the reporting person’s spouse through her Individual Retirement Account; (iii) 119,500 shares and 50,000 shares of Common Stock held of record by The Don Foran Family Trust 2008 and The Foran Family Special Needs Trust, respectively, for which Mr. Foran is the co-trustee and over which Mr. Foran has shared voting and investment power with other members of his family; (iv) 51,807 shares of Common Stock held of record by each of the JWF 2015-2 GRAT and the NNF 2015-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (v) 261,391 shares of Common Stock held of record by each of the JWF 2016-1 GRAT and the NNF 2016-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vi) 169,728 shares of Common Stock held of record by each of the JWF 2016-2 GRAT and the NNF 2016-2 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (vii) 325,769 shares of Common Stock held of record by each of the JWF 2017-1 GRAT and the NNF 2017-1 GRAT, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (viii) 43,750 shares of Common Stock held of record by the Foran 2012 Security Trust, for which Mr. Foran is the trustee and over which Mr. Foran has sole voting and investment power; (ix) 165,050 shares of Common Stock held of record by the Foran 2012 Savings Trust, for which Mr. Foran’s spouse is a trustee; (x) 270 shares held of record by the Individual Retirement Account of Mr. Foran’s adult child, who gave Mr. Foran investment power over such shares through a revocable power of attorney; (xi) 873,764 shares held of record, collectively, by the LRF 2011 Non-GST Trust, WJF 2011 Non-GST Trust, JNF 2011 Non-GST Trust, SIF 2011 Non-GST Trust and MCF 2011 Non-GST Trust, for which trusts Mr. Foran and his spouse, as settlors of each of the Non-GST Trusts, retain the power of substitution with respect to the property of the Non-GST Trusts; and (xii) 158,720 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Foran has the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 145,560 shares of Common Stock issuable to Mr. Foran upon the exercise of stock options.
(2)	Includes 58,032 shares of Common Stock issuable to Mr. Adams upon the exercise of stock options. Also includes 61,267 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Adams has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(3)	Includes 2,000 shares of Common Stock held by the Individual Retirement Account of Mr. Baribault. Also includes 19,000 shares of Common Stock held by the Reynald A. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse, and 5,000 shares of Common Stock held by the Sally K. Baribault Maritalized Revocable Living Trust, for which Mr. Baribault has shared voting and investment power with his spouse. Also includes 816 shares of Common Stock issuable to Mr. Baribault upon the vesting of restricted stock units.
(4)	Includes 34,742 shares held by the Individual Retirement Account of Mr. Burkert.
(5)	Includes 8,767 shares held by the Davis Living Trust for which both Mr. Davis and his spouse are trustees.
(6)	Includes 5,516 shares of Common Stock issuable to Mr. Goodwin upon the exercise of stock options. Also includes 41,329 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Goodwin has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(7)	Includes 156,055 shares of Common Stock issuable to Mr. Hairford upon the exercise of stock options and 5,000 shares held of record by his Individual Retirement Account. Also includes 72,463 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Hairford has the right to vote such shares but may only dispose of such shares to the extent they have vested. Mr. Hairford has pledged 67,400 shares of Common Stock.
(8)	Includes 198,950 shares of Common Stock issuable to Mr. Lancaster upon the exercise of stock options and 75,500 shares of Common Stock held of record by his Individual Retirement Account. Also includes 70,076 shares of restricted stock. Pursuant to the terms of the restricted stock grants, Mr. Lancaster has the right to vote such shares but may only dispose of such shares to the extent they have vested.
(9)	Includes 76,000 shares of Common Stock held of record by Laney Investments Ltd., for which Mr. Laney has sole voting and investment power. Also includes 1,088 shares of Common Stock issuable to Mr. Laney upon the vesting of restricted stock units. Mr. Laney has pledged 40,000 shares of Common Stock.
(10)	Includes 191,292 shares of Common Stock held of record by JAMAL Enterprises, LP, for which Mr. Mitchell has sole voting and investment power. Also includes 1,088 shares of Common Stock issuable to Mr. Mitchell upon the vesting of restricted stock units.
(11)	Includes 8,536 vested restricted stock units, delivery of which has been deferred pursuant to the award agreement, and 1,088 shares of Common Stock issuable to Dr. Ohnimus upon the vesting of restricted stock units. Dr. Ohnimus has pledged 43,209 shares of Common Stock.
(12)	Includes 4,800,000 shares of Common Stock held by HEYCO Energy Group, Inc. (“HEGI”), 166,667 of which are being held in an escrow account pursuant to the HEYCO Merger and related escrow agreement. As Chairman and Chief Executive Officer of HEGI, Mr. Yates has ultimate voting and dispositive power with respect to all shares held by HEGI. Also includes 2,500 shares of Common Stock owned by Spiral, Inc., an entity owned by certain trusts of which Mr. Yates is the sole trustee and with respect to which Mr. Yates has voting and dispositive power. Also includes 816 shares of Common Stock issuable to Mr. Yates upon the vesting of restricted stock units. HEGI has pledged 4,000,000 shares of Common Stock.
(13)	Includes an aggregate of 682,213 shares of Common Stock which our executive officers as a group have the right to acquire within 60 days of April 7, 2017 upon the exercise of stock options. Also includes 525,866 shares of restricted stock held by our executive officers. Pursuant to the terms of the restricted stock grants, the executive officers have the right to vote such shares but may only dispose of such shares to the extent they have vested. Also includes 13,432 shares of Common Stock issuable to directors upon the vesting and delivery of restricted stock units. Includes 4,180,609 shares of pledged Common Stock beneficially owned by our executive officers and directors.
(14)	Information based solely on a Schedule 13G/A filed with the SEC on February 7, 2017. The Schedule 13G/A reports that T. Rowe Price Associates, Inc. (“Price Associates”) beneficially owns 10,731,277 shares, has sole voting power with respect to 2,368,214 shares and has sole dispositive power with respect to 10,731,277 shares. According to the Schedule 13G/A, these securities are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser registered under the Investment Advisers Act of 1940, as amended, with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Securities Exchange Act of 1934, as amended, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. According to the Schedule 13G/A, Price Associates’ address is 100 E. Pratt Street, Baltimore, MD 21202.
(15)

Information based solely on two Schedules 13G filed with the SEC on February 14, 2017. The Schedules 13G report that (i) TIAA-CREF Investment Management, LLC (“TIAA”) beneficially owns 3,717,127 shares, has sole voting power with respect to 3,717,127 shares and has sole dispositive power with respect to 3,717,127 shares and (ii) Teachers Advisors, LLC (“Teachers”) beneficially owns 3,519,156 shares, has sole voting power with respect to 3,519,156 shares and has sole dispositive power with respect to 3,519,156 shares. According to the Schedules 13G, TIAA is the investment adviser to the College Retirement Equities Fund (“CREF”), a registered investment company, and may be deemed to be a beneficial owner of 3,717,127 shares of the Company’s common stock owned by

CREF. According to the Schedules 13G, Teachers is the investment adviser to three registered investment companies, TIAA-CREF Funds (“Funds”), TIAA-CREF Life Funds (“Life Funds”), and TIAA Separate Account VA-1 (“VA-1”), as well as one or more separately managed accounts of Advisors (collectively, the “Separate Accounts”), and may be deemed to be a beneficial owner of 3,519,156 shares of the Company’s common stock owned separately by Funds, Life Funds, VA-1, and/or the Separate Accounts. TIAA and Teachers reported their combined holdings for the purpose of administrative convenience. Each of TIAA and Teachers expressly disclaims beneficial ownership of the other’s securities holdings and each disclaims that it is a member of a “group” with the other. According to the Schedules 13G, the address of both TIAA and Teachers is 730 Third Avenue, New York, NY 10017-3206.
(16)	Information based solely on a Schedule 13G/A filed with the SEC on February 10, 2017. The Schedule 13G/A reports that The VanGuard Group (“VanGuard”) beneficially owns 6,992,438 shares, has sole voting power with respect to 168,047 shares, has shared voting power with respect to 9,844 shares, has sole dispositive power with respect to 6,818,803 shares and has shared dispositive power with respect to 173,635 shares. According to the Schedule 13G/A, VanGuard’s address is 100 Vanguard Blvd, Malvern, PA 19355.
(17)

Information based solely on a Schedule 13G filed with the SEC on January 25, 2017. The Schedule 13G reports that BlackRock, Inc. (“BlackRock”) beneficially owns 5,800,706 shares, has sole voting power with respect to 5,541,338 shares and has sole dispositive power with respect to 5,800,706 shares. According to the Schedule 13G, BlackRock’s address is 55 East 52nd Street, New York, NY 10055.

ADDITIONAL INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors and persons who own more than ten percent of the Company’s Common Stock to file initial reports of ownership and changes in ownership with the SEC.

Additionally, SEC regulations require that the Company identify any individuals for whom one of the referenced reports was not filed on a timely basis during the most recent fiscal year. Based solely on the Company’s review of copies of the reports received and written inquiries to the Company’s directors and officers, the Company believes that all persons subject to Section 16(a) of the Exchange Act timely filed all reports required pursuant to such section relating to the Company’s Common Stock in 2016.

Shareholder Proposals for the 2018 Proxy Statement

For shareholder proposals to be included in the Company’s Proxy Statement and form of proxy relating to the 2018 Annual Meeting of Shareholders, such proposals must be received by the Company at its offices in Dallas, Texas, addressed to the Corporate Secretary of the Company, no later than December 22, 2017. Upon timely receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with applicable regulations and provisions governing the solicitation of proxies.

Director Nominations or Other Business for Presentation at the 2018 Annual Meeting

Under the Amended and Restated Bylaws of the Company, as amended to date, certain procedures are provided that a shareholder must follow in order to place in nomination persons for election as directors at an Annual Meeting of Shareholders or to introduce an item of business at an Annual Meeting of Shareholders. These procedures provide, generally, among other things, that shareholders desiring to place in nomination persons for election as directors, and/or bring a proper subject of business before an Annual Meeting, must do so by a written notice timely received (on or before March 7, 2018, but no earlier than February 5, 2018, for the 2018 Annual Meeting) to the Corporate Secretary of the Company containing the name and address of the shareholder and the number of shares of the Company’s Common Stock beneficially owned by the shareholder. If the notice relates to a nomination for director, it must also set forth the name, age, business and residence addresses of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company, the person’s written consent to be a director if selected by the Nominating Committee, nominated by the Board and elected by the shareholders and any other information that would be required to be disclosed in solicitations of proxies for the election of directors. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as director. Notice of an item of business shall include a brief description of the proposed business and any material interest of the shareholder in such business.

The Chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of the Company’s Amended and Restated Bylaws, as amended to date, are available from the Corporate Secretary of the Company.

See “Corporate Governance — Board Committees — Nominating Committee” for the process for shareholders to follow to suggest a director candidate to the Nominating Committee for nomination by the Board.

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the SEC, including financial statements, accompanies this proxy statement. Shareholders may obtain without charge another copy of the Annual Report on Form 10-K, excluding certain exhibits, by writing to Investor Relations, Matador Resources Company, One Lincoln Centre, 5400 LBJ Freeway, Suite 1500, Dallas, Texas 75240.

OTHER BUSINESS

Management of the Company is not aware of other business to be presented for action at the Annual Meeting; however, if other matters are presented for action, it is the intention of the persons named in the accompanying form of proxy to vote in accordance with their judgment on such matters.

By Order of the Board of Directors,

Joseph Wm. Foran
Chairman and Chief Executive Officer

April 21, 2017

Schedule A

Non-GAAP Financial Measures

We define Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or cash flows as determined by GAAP. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

Management believes Adjusted EBITDA is necessary because it allows us to evaluate our operating performance and compare the results of operations from period to period without regard to our financing methods or capital structure. We exclude the items listed above from net income (loss) in calculating Adjusted EBITDA, because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which certain assets were acquired.

Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flows from operating activities as determined in accordance with GAAP or as a primary indicator of our operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Our Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner.

The following table presents our calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net loss and net cash provided by operating activities, respectively.

Year Ended December 31, 2016
(In thousands)
Unaudited Adjusted EBITDA Reconciliation to Net Loss:
Net loss attributable to Matador Resources Company shareholders	$(97,421)
Interest expense	28,199
Total income tax benefit	(1,036)
Depletion, depreciation and amortization	122,048
Accretion of asset retirement obligations	1,182
Full-cost ceiling impairment	158,633
Unrealized loss on derivatives	41,238
Stock-based compensation expense	12,362
Net gain on asset sales and inventory impairment	(107,277)

Adjusted EBITDA	$157,928

Year Ended December 31, 2016
(In thousands)
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$134,086
Net change in operating assets and liabilities	(1,809)
Interest expense, net of non-cash portion	27,051
Current income tax benefit	(1,036)
Net income attributable to non-controlling interest in subsidiaries	(364)

Adjusted EBITDA	$157,928

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

     TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                     ☒

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR each of the following nominees:

1.	Election of Directors
	Nominees	For	Against	Abstain		For	Against	Abstain
01	Joseph Wm. Foran	☐	☐	☐	04 William M. Byerley	☐	☐	☐
02	Reynald A. Baribault	☐	☐	☐	05 Julia P. Forrester	☐	☐	☐
03	R. Gaines Baty	☐	☐	☐	06 Kenneth L. Stewart	☐	☐	☐
The Board of Directors recommends you vote FOR proposals 2, 3 and 4.						For	Against	Abstain
2.

Vote to approve an amendment to the Amended and Restated Certificate of Formation to increase the amount of authorized common stock and correspondingly increase the aggregate number of authorized shares.

						☐	☐	☐
3.	Advisory vote to approve the compensation of the Company’s named executive officers.					☐	☐	☐
4.	Ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2017.					☐	☐	☐

NOTE: The proxies are authorized to vote in their discretion on such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report for the year ended December 31, 2016, Notice of Annual Meeting and Proxy Statement is/are available at www.proxyvote.com

MATADOR RESOURCES COMPANY Annual Meeting of Shareholders June 1, 2017 9:30 A.M. This proxy is solicited by the Board of Directors.

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-690-6903, or via the internet at www.proxyvote.com. Have your proxy card in hand and follow the instructions.

The shareholder hereby appoints Joseph Wm. Foran and Reynald A. Baribault, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of MATADOR RESOURCES COMPANY that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 9:30 A.M., CDT on June 1, 2017, at the Westin Galleria, Dallas Ballroom, 13340 Dallas Parkway, Dallas, Texas 75240, and any adjournment or postponement thereof. The shareholder hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares of stock.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side